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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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The Simply Good Foods Company
(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

December [    •    ], 2019

Dear Fellow Stockholders,

        It is my pleasure to invite you to attend The Simply Good Foods Company's 2020 Annual Meeting of Stockholders (the "Annual Meeting") on Wednesday, January 22, 2020 at 9:00 a.m. (ET), at The Ritz-Carlton Golf Resort, 2600 Tiburon Drive, Naples, FL 34109. At the Annual Meeting, our stockholders will be asked:

  1.
  To elect the four Class III director nominees;

  2.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020;

  3.
  To consider and vote upon the advisory vote to approve the compensation of our named executive officers;

  4.
  To consider and vote upon the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers;

  5.
  To approve an amendment of our Amended and Restated Certificate of Incorporation (the "Certificate") to declassify the Board of Directors;

  6.
  To approve an amendment of the Certificate to eliminate the supermajority voting requirements; and

  7.
  To transact such other business as may properly come before the Annual Meeting.

        We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on November 25, 2019 are entitled to notice of, and to vote at, the Annual Meeting. We have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders, providing instructions on how to access our proxy materials and our 2019 Annual Report on the Internet. Please read the enclosed information carefully before submitting your proxy.

        Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors and certain other proposals in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

        We appreciate the confidence you have placed in us through your investment, and we look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

James M. Kilts Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 22, 2020:

Our Proxy Statement and Annual Report for the fiscal year ended August 31, 2019 are available at www.proxyvote.com.

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

PROXY STATEMENT SUMMARY

        This summary highlights certain information contained elsewhere in this proxy statement. This is only a summary, so please refer to the Proxy Statement and the Annual Report for the fiscal year ended August 31, 2019 before you vote.

 2020 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Place:
Wednesday, January 22, 2020, at 9:00 a.m. (ET)	The Ritz-Carlton Golf Resort, 2600 Tiburon Drive, Naples, FL 34109
Record Date:
November 25, 2019

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Vote Required for Approval	Board's Recommendation
Election of the four Class III director nominees	A plurality of the votes cast (the four nominees receiving the highest number of "FOR" votes cast will be elected)	FOR all director nominees
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020	Majority of shares present in person or represented by proxy and entitled to vote	FOR
Advisory vote to approve the compensation of our named executive officers	Majority of shares present in person or represented by proxy and entitled to vote	FOR
Advisory vote to approve the frequency of future advisory votes to approve the compensation of our named executive officers	A plurality of the votes cast (the choice of one year, two years or three years receiving the highest number of votes will be approved)	ONE YEAR
Approval of an amendment of our Amended and Restated Certificate of Incorporation (the "Certificate") to declassify the Board of Directors	Supermajority (662/3%) of shares entitled to vote	FOR
Approval of an amendment of the Certificate to eliminate the supermajority voting requirements	Supermajority (662/3%) of shares entitled to vote	FOR

 CORPORATE GOVERNANCE HIGHLIGHTS

        Our Corporate Governance Policies Reflect Best Practices

• Greater than 80% of directors are independent	• Third-party anonymous ethics reporting hotline
• Independent Chairman of the Board of Directors	• Frequent engagement by management with institutional stockholders
• All members of the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee are independent	• Executive sessions of non-management directors at each Board meeting
• Robust director and executive officer stock ownership guidelines	• Independent compensation consultant
• No hedging or pledging permitted by executive officers and directors	• Compensation policies and programs that discourage excessive risk-taking
• Annual Board and committee self-assessments	• Board oversight of risk and risk management

        See "Board of Directors and Corporate Governance" in the proxy statement for more details regarding our corporate governance practices.

STOCKHOLDER ENGAGEMENT

        We believe that maintaining positive relationships with our stockholders is critical to our long-term success. We value the views of our stockholders, and we solicit stockholder input regarding our company throughout the year. Additionally, we participate in various investor conferences throughout the year, such as the Goldman Sachs Global Staples Forum and the Barclays Global Consumer Staples Conference. In fiscal year 2019, Company representatives were in contact with the majority of our top 20 stockholders representing approximately 75% of our total shares outstanding to discuss many aspects of our business, including financial and marketplace performance, governance structure, executive compensation and diversity initiatives.

        In part due to our stockholder outreach and engagement discussions, the Board approved, and recommends the stockholders approve at the Annual Meeting, the declassification of the Board (See Proposal Five: Approval of an Amendment of the Certificate to Declassify the Board) and the elimination of the supermajority approval provisions in our Amended and Restated Certification of Incorporation (See Proposal Six: Approval of the Amendment to the Certificate to Eliminate the Supermajority Voting Requirements).

1225 17th Street, Suite 1000
Denver, Colorado 80202
(303) 633-2840

PROXY STATEMENT

 GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Information About Attending the Annual Meeting

        The 2020 Annual Meeting of Stockholders (the "Annual Meeting") of The Simply Good Foods Company (the "Company," "Simply Good Foods," "we," "us" or "our") will be held on Wednesday, January 22, 2020, at 9:00 a.m. (ET), at The Ritz-Carlton Golf Resort, 2600 Tiburon Drive, Naples, FL 34109. The telephone number for the Annual Meeting location is (239) 593-2000. The doors to the meeting room will open for admission at 9:00 a.m. (ET). Directions to the Annual Meeting location are posted on our website located at www.thesimplygoodfoodscompany.com. This proxy statement will first be made available to stockholders on or about December [    •    ], 2019.

        Proof of stock ownership and some form of government-issued photo identification (such as a valid driver's license or passport) will be required for admission to the Annual Meeting. Only stockholders who owned Simply Good Foods' common stock as of the close of business on November 25, 2019 (the "Record Date") will be entitled to attend, and vote at, the Annual Meeting. If you are a stockholder of record as of the Record Date and you plan to attend the Annual Meeting in person and to vote in person at the Annual Meeting, please save your proxy card and bring it to the Annual Meeting as your admission ticket. If you plan to attend the Annual Meeting but your shares are held in a brokerage account, you must bring evidence of stock ownership as of November 25, 2019, which you may obtain from your bank, stockbroker or other adviser, to be admitted to the Annual Meeting. No cameras, recording devices or large packages will be permitted in the meeting room.

        Under appropriate circumstances, we may provide assistance or a reasonable accommodation to attendees of the Annual Meeting who require assistance to gain access to the Annual Meeting or to receive communications made at the Annual Meeting. If you would like to request such assistance or accommodation, please contact us at (303) 633-2840 or at The Simply Good Foods Company, 1225 17th Street, Suite 1000, Denver, Colorado 80202. Please note that we may not be able to accommodate all requests.

Information About this Proxy Statement

        Why You Received this Proxy Statement.    You have received these proxy materials because our Board of Directors (the "Board") is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the "SEC") and is designed to assist you in voting your shares.

        Availability of Proxy Statement and Annual Report.    Pursuant to SEC rules, we have elected to provide access to this proxy statement and our Annual Report for the fiscal year ended August 31, 2019 (the "Annual Report") via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders entitled to notice of, and to vote at, the Annual

Meeting and at any postponement or adjournment thereof. The Notice is first being mailed to stockholders beginning on or about December [    •    ], 2019. Stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Information About Voting

        Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

  •
  By Telephone—Stockholders who received a proxy card by mail and are located in the United States can vote by telephone by calling the phone number, and following the instructions, on the proxy card;

  •
  By Internet—You can vote over the Internet at www.proxyvote.com; or

  •
  By Mail—If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

        Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (ET) on January 21, 2020. We encourage you to submit your proxy as soon as possible (by telephone, Internet or by mail) even if you plan to attend the Annual Meeting in person.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting may also be offered to stockholders owning shares through certain banks and brokers. If your shares are held in a brokerage account—meaning they not registered in your own name—and you plan to vote your shares in person at the Annual Meeting, you will only be able to vote in person at the Annual Meeting if you contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it with you to the Annual Meeting.

        Please note that if you hold your shares through a broker, your broker cannot vote your shares on Proposal 1, the election of directors, Proposal 3, the advisory vote to approve the compensation of our named executive officers, Proposal 4, the advisory vote to approve the frequency for future advisory votes to approve, on an advisory basis, the compensation of our named executive officers, Proposal 5, the approval of the amendment to our Amended and Restated Certificate of Incorporation (the "Certificate") to declassify the Board, and Proposal 6, the approval of an amendment to the Certificate to eliminate the supermajority voting requirements, unless you have given your broker specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

        If you vote by proxy, the individuals named on the proxy card (your "proxies") will vote your shares in the manner you indicate. You may specify whether your shares should be voted, with respect to Proposal 1, "FOR" or "WITHHOLD" all, any or none of the nominees for director, with respect to Proposal 2, Proposal 3, Proposal 5 and Proposal 6, "FOR," "AGAINST" or "ABSTAIN," and, with respect to Proposal 4, "ONE YEAR," "TWO YEARS," "THREE YEARS" or "ABSTAIN." If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

  •
  "FOR" the election of each of the Class III nominees for director set forth in Proposal 1;

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  "FOR" Proposal 2, relating to the ratification of the appointment of Deloitte & Touche LLP ("Deloitte & Touche") as our independent registered public accounting firm for our fiscal year ending August 29, 2020 ("fiscal year 2020");

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  "FOR" Proposal 3, relating to the approval, on an advisory basis, of the compensation of our named executive officers;

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  "ONE YEAR" for Proposal 4, relating to the approval, on an advisory basis, of a frequency of one year for future advisory votes to approve, on an advisory basis, the compensation of our named executive officers;

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  "FOR" Proposal 5, relating to the approval of an amendment of our Certificate to declassify the Board (the "Declassification Proposal");

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  "FOR" Proposal 6, relating to the approval of an amendment to the Certificate to eliminate the supermajority voting requirements (the "Supermajority Voting Removal Proposal"); and

  •
  For or against any other matter properly presented before the Annual Meeting, in the discretion of the proxies.

        Each share of our common stock is entitled to one vote. As of the Record Date, there were 95,416,772 shares of our common stock outstanding. Votes may not be cumulated in the election of directors.

Revocation of Proxies

        You may revoke or change your proxy before the Annual Meeting for any reason by (1) if you are a registered stockholder (or if you hold your shares in "street name" and have a proper legal proxy from your broker), voting in person at the Annual Meeting, (2) submitting a later-dated proxy, either by telephone or online (your last vote prior to 11:59 p.m. (ET) on January 21, 2020 will be counted), or (3) sending a written revocation that is received before the Annual Meeting to the Corporate Secretary of The Simply Good Foods Company, c/o The Simply Good Foods Company, 1225 17th Street, Suite 1000, Denver, Colorado 80202. Attendance at the Annual Meeting will not, by itself, revoke a duly executed proxy.

Quorum Requirement

        A quorum is necessary to hold a valid meeting. The holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker "non-votes" are counted as present for purposes of determining whether a quorum exists. A broker "non-vote" occurs when a bank or broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Banks and brokers will have discretionary voting power for the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2020 (Proposal 2), but not for voting on the election of the Class III director nominees (Proposal 1), voting on the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3), voting on the frequency for future advisory votes to approve, on an advisory basis, the compensation of our named executive officers (Proposal 4), voting on the approval of the amendment of the Certificate to declassify the Board (Proposal 5), or voting on the approval of the amendment of the Certificate to eliminate supermajority voting requirements (Proposal 6).

Required Votes for Action to be Taken

        The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal		Vote Required	Effect of Abstentions	Effect of Broker Non-Votes
1.	Election of the four Class III director nominees	A plurality of the votes cast (the four nominees receiving the highest number of "FOR" votes cast will be elected)	No effect	No effect
2.	Ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2020	Majority of shares present in person or represented by proxy and entitled to vote	Same as a vote "Against"	Voted in the broker's discretion
3.	Advisory vote to approve the compensation of our named executive officers	Majority of shares present in person or represented by proxy and entitled to vote	Same as a vote "Against"	No effect
4.	Advisory vote to approve the frequency of future advisory votes to approve the compensation of our named executive officers	A plurality of the votes cast (the choice of one year, two years or three years receiving the highest number of votes will be approved)	No effect	No effect
5.	Approval of an amendment of the Certificate to declassify the Board	Supermajority (662/3%) of shares entitled to vote	Same as a vote "Against"	Same as a vote "Against"
6.	Approval of an amendment of the Certificate to eliminate the supermajority voting requirements	Supermajority (662/3%) of shares entitled to vote	Same as a vote "Against"	Same as a vote "Against"

        Brokers and custodians cannot vote uninstructed shares on your behalf for Proposal 1, Proposal 3, Proposal 4, Proposal 5 or Proposal 6. In order for your vote to be counted, you must submit your voting instruction form to your broker or custodian.

Other Business to be Considered

        Our Board does not intend to present any business at the Annual Meeting other than the proposals described in this Proxy Statement and knows of no other matters that are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, your proxies will act on such matter in their discretion.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Overview

        We are dedicated to creating long-term stockholder value. It is our policy to conduct our business with integrity and with an unrelenting passion for providing value to our customers and consumers. All of our corporate governance materials, including our code of ethics, our corporate governance guidelines, and the charters adopted by the Audit, Compensation and Nominating and Corporate Governance Committees, are published under the "Corporate Governance" section within the "Investors" portion of our website at www.thesimplyfoodgoodscompany.com. Information on our website does not constitute part of this proxy statement. Our Board regularly reviews these materials, Delaware law, Nasdaq listing standards and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies our corporate governance materials as warranted.

        We were formed on March 30, 2017 to consummate a business combination between Conyers Park Acquisition Corp. ("Conyers Park") and NCP-ATK Holdings, Inc. ("Atkins"), which occurred on July 7, 2017 (the "Business Combination"). As a result of the Business Combination, Simply Good Foods owns all of the equity interests of Atkins. Certain aspects of our corporate governance, described in more detail below, were established as part of the Business Combination.

Board of Directors

        In accordance with our Certificate, our Board is currently divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Except as otherwise provided by law and subject to the terms of the investor rights agreement (the "Investor Rights Agreement") entered into between the Company and Conyers Park Sponsor, LLC ("Conyers Park Sponsor"), and any other rights of any class or series of preferred stock that may be issued in the future, vacancies on our Board (including a vacancy created by an increase in the size of the Board) may be filled only by the remaining directors. See "Certain Relationships and Related Person Transactions—Investor Rights Agreement" below for additional information on certain director nomination rights.

        Our directors are currently divided among the three classes as follows:

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  the Class I directors are Joseph E. Scalzo, Robert G. Montgomery, Arvin H. Kash and James D. White, with terms expiring at the annual meeting of stockholders to be held in 2021;

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  the Class II directors are Clayton C. Daley, Jr., James E. Healey, Nomi P. Ghez and David W. Ritterbush, with terms expiring at the annual meeting of stockholders to be held in 2022; and

  •
  the Class III directors are James M. Kilts, David J. West, Michelle P. Goolsby and Brian K. Ratzan, with terms expiring at the Annual Meeting.

        After engaging with stockholders early in fiscal year 2019, the Board determined it was in the best interests of stockholders to execute an orderly wind down of the classified Board structure.

        A classified Board was established through the Business Combination. The Board recognizes a classified Board can benefit stockholders in a variety of ways, including, among others, promoting continuity and stability of the Board and encouraging directors to take a long-term perspective. However, the Board on its own initiative has also considered that a classified Board structure may have the effect of reducing the accountability of directors to stockholders, and recognizes the benefit of providing stockholders an annual opportunity to express their satisfaction or dissatisfaction with the actions of the Board. In addition, the Board believes it is important for it to maintain stockholder confidence by demonstrating that it is responsive and accountable to stockholders and committed to strong corporate governance.

        As described in more detail below, Proposal 5 would approve the de-classification of the Board by the 2023 annual meeting. More specifically, at the Annual Meeting, we are asking you to approve an amendment of our Certificate to declassify our Board. If this proposal is approved, we will amend and restate our Certificate accordingly, and all directors elected at and after our annual meeting held in 2021 will be elected for one-year terms. Directors elected prior to the 2021 annual meeting, and any directors who may be elected by the Board to replace any of those directors, will continue to serve for the respective three-year terms for which they were elected.

Director Independence

        Nasdaq listing standards require that a majority of our Board be independent. An "independent director" is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of our Board, would interfere with the director's exercise of independent judgment in carrying out the responsibilities of a director. Our Board conducts an annual assessment of the independence of each member of our Board, taking into consideration all relationships between the Company and/or our officers, on the one hand, and each director on the other, including the director's commercial, economic, charitable and family relationships, and such other criteria as our Board may determine from time to time.

        Our Board has determined that Mss. Ghez and Goolsby and Messrs. Kilts, West, Daley, Healey, Kash, Montgomery, White and Ratzan are "independent directors" as defined in the Nasdaq listing standards and applicable SEC rules. In making its independence determinations, the Board considered whether any of the directors was or is a party to certain types of relationships and transactions. See "—Review of Related Person Transactions" below. Joseph E. Scalzo and David W. Ritterbush were each determined not to be an independent director because Mr. Scalzo currently serves as our President and Chief Executive Officer and Mr. Ritterbush serves as President of our Quest Nutrition, LLC subsidiary.

Board Leadership Structure

        Our Board does not have a formal policy requiring the separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in our best interests to make that determination based on circumstances from time to time. Currently, our Chairman of the Board is not an officer of the Company. The Chairman of the Board chairs the meetings of our Board and meetings of our stockholders, with input from the Vice Chairman and the Chief Executive Officer. The Vice Chairman works with the Chief Executive Officer to develop and gain approval from the Board of our growth strategy and works with the Chief Executive Officer and Chief Financial Officer in coordinating our activities with key external stakeholders and parties. These activities include corporate governance matters, investor relations, financing and mergers and acquisitions.

        Our Board believes that our current leadership structure and the composition of our Board protect stockholder interests and provide adequate independent risk management and other oversight of our business, while also providing outstanding leadership and direction for our Board and management. More than a majority of our current directors are "independent" under Nasdaq standards, as more fully described above.

        The independent directors of the full Board, and each Board committee (of which all are comprised of independent directors), meet in executive sessions, without management present, during each regularly scheduled Board or committee meeting and are very active in the oversight of the Company. Each independent director has the ability to add items to the agenda for Board meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our Board and each Board committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

Annual Evaluations of the Board and Board Committees; New Board Member Orientation

        Each year, through the Nominating and Corporate Governance Committee, the Board and each Board committee conducts self-evaluations to assess their respective performances and consider potential areas of improvement. The assessments focus on the effectiveness of the Board and each Board committee, assessed against their respective responsibilities as set forth in the Board's Governance Guidelines and each committee charter. Directors consider matters such as fulfillment of the Board's and their individual primary responsibilities, effectiveness of discussion and debate at meetings, the quality and timeliness of Board and Board committee materials and presentations, the composition of the Board and each Board committee (including experience, skills and independence of members), and effectiveness of the Board's and each Board committee's processes. Responses are reviewed and shared with the Chairman of the Board and the chairs of the respective Board committees, and appropriate responsive actions considered as necessary.

        We conduct an orientation program for new directors as soon as practical following their joining the Board. This orientation includes presentations and written information to familiarize new directors with our corporate governance, strategic plans, financial reporting, principal officers, auditing processes, risk assessment and such other topics as the Board and/or the CEO feel are appropriate.

Review of Related Person Transactions

        Our Audit Committee must review and approve any related person transaction we enter into. The Audit Committee's charter and our Related Party Transactions Policy detail the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of us and our stockholders.

        A summary of these policies and procedures follows. Any potential related party transaction that is brought to the Audit Committee's attention will be analyzed by the Audit Committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings or in the interim as necessary, the Audit Committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

        In determining whether to approve a related party transaction, the Audit Committee must consider to the extent relevant, among others, the following factors:

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  whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

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  whether there are business reasons for us to enter into the transaction;

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  whether the transaction would impair the independence of an outside director;

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  whether the transaction would present an improper conflict of interest for any director or executive officer; and

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  any pre-existing contractual obligations.

        Any member of the Audit Committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the Chairman of the Audit Committee, participate in some or all of the Audit Committee's discussions of the transaction. Upon completion of its review of the transaction, the Audit Committee may determine to permit or to prohibit the transaction.

Role of the Board in Risk Oversight

        Members of the Board have an active role, as a whole and also at the Board committee level, in overseeing management of the Company's risk. While the Board is ultimately responsible for overall risk oversight at our Company, our three Board committees assist the full Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee has primary responsibility for reviewing and discussing the Company's policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company's exposure to risk is handled, and for monitoring the Company's major financial risk exposures and the steps the Company has taken to monitor and control such exposures. In connection with its risk assessment and management responsibilities, the Audit Committee oversees risks related to food safety, cybersecurity and other risks relevant to our computerized information system controls and security. The Audit Committee also is charged with overseeing risks with respect to our Related Party Transaction Policy as noted above, and with any potential conflicts of interest with directors and director nominees. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the Company. The Nominating and Corporate Governance Committee is charged with overseeing the process of conducting management succession planning and management development. Each Committee reports its findings to the full Board for consideration.

Communications with the Board

        If stockholders or other interested parties wish to contact any member of our Board, they may write to the Board or to an individual director in care of the Corporate Secretary at The Simply Good Foods Company, 1225 17th Street, Suite 1000, Denver, Colorado 80202; or through our third-party ethics and compliance reporting website at SimplyGoodFoods.Ethicspoint.com. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as business solicitations or advertisements, junk mail, mass mailings and spam, new product suggestions, product complaints or inquiries, resumes and other forms of job inquiries, or surveys. In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

Process for Recommending or Nominating Potential Director Candidates

        Subject to certain investor rights under the Investor Rights Agreement, the Nominating and Corporate Governance Committee, with the input of the Chief Executive Officer, is responsible for recommending nominees for Board membership to fill vacancies or newly created positions, and for recommending the persons to be nominated for election at the Annual Meeting. In connection with the selection and nomination process, the Nominating and Corporate Governance Committee reviews the desired experience, skills, diversity and other qualities to ensure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. In connection with the process of nominating incumbent directors for re-election to the Board, the Nominating and Corporate Governance Committee also considers the director's tenure on and unique contributions to the Board.

        The Nominating and Corporate Governance Committee may retain, as appropriate, search firms to assist in identifying qualified director candidates. The Nominating and Corporate Governance Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties.

        The Nominating and Corporate Governance Committee continually reviews Board composition and potential additions while striving to maintain and grow a diverse and broad skill set that complements the business. The Nominating and Corporate Governance Committee has adopted nominating criteria guidelines that include understanding operations, marketing, finance or other aspects relevant to the success of a publicly traded company in today's business environment, with broad experience in relevant disciplines. The Nominating and Corporate Governance Committee may consider certain factors related specifically to our business, including, but not limited to:

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  knowledge of consumer-packaged goods/food products industries, particularly in branded food, nutrition and snacking, but principally in industries oriented to consumer products;

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  accounting or related financial management expertise;

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  experience executing growth and merger and acquisition strategies, to support the strategic plan for the Company;

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  international exposure and diversity of cultural background and experience with global markets, because the Company operates in a number of countries;

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  leadership experience at an executive level with understanding of the development and implementation of strategies; and

  •
  high-level marketing and social media experience.

        The Nominating and Corporate Governance Committee has not assigned specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In the evaluation of potential new candidates, the Nominating and Corporate Governance Committee considers each candidate's qualifications in light of the then-current mix of Board attributes, including diversity. Continuing directors are evaluated by the Nominating and Corporate Governance Committee in the same way, including the continuing director's past contributions to the Board in such evaluation.

        Although the Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, to help ensure that the Board remains aware of and responsive to the needs and interests of our customers, stockholders, employees and other stakeholders, the Board believes it is important to identify qualified director candidates that would increase the gender, racial, ethnic and/or cultural diversity of the Board. Accordingly, the Nominating and Corporate Governance Committee makes an effort when nominating new directors to ensure that the composition of the Board reflects a broad diversity of experience, profession, expertise, skill, and background, including gender, racial, ethnic, and/or cultural diversity. Consistent with the Board's goal of enhancing the Board's diversity of experience, skills, and background, the Board appointed Ms. Goolsby and Mr. White to the Board in 2019. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation. The Board and the Nominating and Corporate Governance Committee are committed to continue to seek female and minority candidates to join the Board.

        Although the Board does not have a formal policy regarding director candidates recommended by stockholders, stockholders may recommend individuals to the Board for nomination and also have the right under our Bylaws to nominate directors, which is why the Board believes it is appropriate not to have such a policy. Stockholders may recommend individuals to the Board for consideration as potential director candidates by submitting candidates' names, appropriate biographical information (including age, business address and residence address, principal occupation or employment and relevant experience), the class or series and number of shares of capital stock of the Company which are directly or indirectly owned beneficially or of record by the candidate, the date such shares were acquired and the investment intent of such acquisition and any other information relating to the candidate that would be required to be disclosed in a proxy statement or other similar filing to our principal executive offices at:

Corporate Secretary
c/o The Simply Good Foods Company
1225 17th Street, Suite 1000
Denver, Colorado 80202

        Assuming the appropriate information has been provided, the Board will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election to the Board, then his or her name will be included in the proxy statement for the next annual meeting of stockholders.

        In order for stockholders to nominate director candidates under our Bylaws, our Bylaws require that we be given advance written notice of stockholder nominations for election to the Board. Such nomination must contain the information required by our Bylaws with respect to the nominee and the stockholder. To be timely, a stockholder's notice must be delivered to our Corporate Secretary, in the case of an annual meeting, not earlier than the 120th day and no later than the 90th day prior to the first anniversary of the date of the preceding year's annual meeting.

Succession Planning and Management Development

        The Board supports the development of the Company's executive talent, especially the Chief Executive Officer and the senior leaders of the Company, because continuity of strong leadership at all levels of the Company is part of the Board's mandate for delivering strong performance to stockholders. To further this goal, the executive talent development and succession planning process is overseen by the Nominating and Corporate Governance Committee pursuant to its charter. The Nominating and Corporate Governance Committee is charged with developing and recommending to the Board the approval of an executive officer succession plan. The Nominating and Corporate Governance Committee is also responsible for implementing the succession plan by developing and evaluating potential candidates for executive positions, and periodically reviewing the succession plan.

        The Compensation Committee also indirectly supports the succession planning process through its annual approval of compensation targets and achievement of goals for incentive compensation payments.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee during fiscal year 2019: (i) was, at any time during fiscal year 2019, an officer or employee of Simply Good Foods, (ii) was formerly an officer of Simply Good Foods, other than Mr. West and Mr. Ratzan (Mr. West served as the Chief Executive Officer of Conyers Park and Mr. Ratzan served as the Chief Financial Officer of Conyers Park from its formation in April 2016 until the consummation of the Business Combination in July 2017), or (iii) had any relationship requiring disclosure by Simply Good Foods under Item 404 of Regulation S-K. No executive officer of Simply Good Foods during fiscal year 2019 served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, or as a director of another entity, where one of the other entity's executive officers served on the Compensation Committee of Simply Good Foods or as a director of Simply Good Foods.

Anti-Hedging and Pledging Policy

        Our Insider Trading Policy prohibits our officers, directors and all other employees from (i) pledging any of our securities as collateral for a loan, (ii) holding our securities in a margin account, (iii) engaging in short sales, (iv) buying or selling put or call positions or other derivative positions in our securities, and (v) entering into hedging or monetization transactions or similar arrangements with respect to our securities.

Code of Ethics

        We maintain a Code of Ethics that applies to all of our directors, executive officers and employees. Our Code of Ethics is posted on our corporate website at www.thesimplygoodfoodscompany.com and can be accessed by clicking on the "Investors" link followed by the "Corporate Governance" link. Any amendments to or waivers of our Code of Ethics relating to our directors or executive officers that is required to be disclosed also will be posted on our website. We have designated our Chief Legal Officer as the compliance officer who oversees our ethics and compliance program and provides regular reports to each of the Audit Committee and the Nominating and Corporate Governance Committee on the program's effectiveness and the status of any reports or complaints made under the Code of Ethics reporting procedures.

Director and Executive Officer Stock Ownership Guidelines

Non-Employee Directors

        Our non-employee directors are required to own common stock equal to four times such director's annual retainer. Directors are expected to satisfy these guidelines within five years of becoming a director and may not sell any common stock until they are in compliance with such guidelines and thereafter only if the guidelines remain satisfied after giving effect to the sale. Each of our non-employee directors are currently in compliance with the stock ownership guidelines or are on track to meet their respective ownership guidelines by the required deadline.

Executive Officers

        Our executive officers and other senior leaders are required to own common stock equal to a multiple of their annual base salary, depending on their level as set forth below:

Position	Stock Ownership Guidelines
Chief Executive Officer	Five Times (5.0x) Base Salary
Executive Officers, other than Chief Accounting Officer	Three Times (3.0x) Base Salary
Senior Vice Presidents and the Chief Accounting Officer	One Time (1.0x) Base Salary

        Executive officers and senior leaders are expected to satisfy these guidelines within five years of assuming their positions and may not sell any common stock until they are in compliance with such guidelines and thereafter only if the guidelines remain satisfied after giving effect to the sale. In instances where the stock ownership guidelines would place a severe hardship, the Compensation Committee will make a final decision as to an alternative stock ownership guideline for such person that reflects both the intention of the guidelines and personal circumstances. Each of our executive officers and senior leaders is currently in compliance with the stock ownership guidelines or is on track to meet the ownership guidelines by the required deadline.

        Shares that count towards the ownership guidelines include:

  •
  shares owned directly (or through a nominee);

  •
  shares beneficially owned in a family trust or by one's spouse or minor children;

  •
  shares that can be purchased pursuant to vested stock options up to the intrinsic value of the options, where the intrinsic value means the difference between the fair market value of our common stock on the date of measurement and the exercise price of the applicable stock option, multiplied by the number of vested options held; and

  •
  deferred stock units of the company.

        Unvested equity awards do not count towards the ownership guidelines.

Recoupment ("Clawback") Policy

        In July 2019, the Board adopted a clawback policy that applies to certain incentive compensation for our executive officers and other employees paid or awarded after July 2019. The clawback policy provides that in the event of a restatement of the Company's financial statements as a direct result of material noncompliance with any financial reporting requirements and the Board determines, in its sole discretion, that an executive officer subject to the policy committed an act or omission that gave rise to the circumstances requiring the accounting restatement and which constituted negligence, misconduct, wrongdoing or a violation of any of the Company's rules or of any applicable legal or regulatory requirements on the part of that executive officer in the course of their employment by, or otherwise in connection with, the Company, then the Board will determine whether the Company should seek to recover any excess incentive compensation received by the employee during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

        In addition to the provisions described above, should the Board determine, in its sole discretion, that one of our executive officers or other employee subject to the policy committed an act or omission during the course of his or her employment with the Company that gives rise to a material adverse effect on the financial condition or reputation of the Company, and such act or omission constituted (i) willful, knowing or intentional violation of any of the Company's rules or any applicable legal or regulatory requirements, or (ii) fraud or other illegal conduct, then the Board will determine whether the Company should seek to recover from that employee up to 100% (as determined by the Board in its sole discretion as appropriate based on the conduct involved) of the incentive compensation received by such employee from the Company during the three completed fiscal years immediately preceding the date of the Board becomes aware of such material adverse effect, and not just the excess of what would have been paid to the employee under an accounting restatement as described above.

        For purposes of the policy, incentive compensation means any compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting or stock price measure determined and presented in accordance with the accounting principles used in preparing the Company's financial statements, including annual bonuses and other short- and long-term cash incentives and equity based awards.

DIRECTOR COMPENSATION

Director Compensation

        The objectives of our director compensation program are to offer compensation that is competitive with the compensation paid by peer companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. The Compensation Committee regularly reviews the compensation paid to non-employee directors and recommends changes to the Board, as appropriate.

        The Board did not make any changes to the compensation of our directors from fiscal year 2018 to the fiscal year ended August 31, 2019 ("fiscal year 2019"). In fiscal year 2018, Mercer (US) Inc. ("Mercer"), the Compensation Committee's independent compensation consultant, conducted a review of our non-employee director compensation program. The review assessed the competitiveness of our non-employee director compensation relative to a composite of peer companies, which were the same companies as those used by the Compensation Committee to inform its deliberations and determinations for executive compensation (see "Peer Companies" in the Compensation, Discussion and Analysis section below). After reviewing the assessment and consultation with Mercer, the Board approved a director compensation program in fiscal year 2018 in line with competitive non-employee director compensation levels of peer companies. Our director compensation program consists of the following:

Annual Board Service	Cash Retainer	$60,000
	Restricted Stock Units(1)	$90,000
Board and Committee Chair Cash Retainer(1)	Chair and Vice Chair of the Board	$25,000
	Audit Committee	$10,000
	Compensation Committee	$7,500
	Nominating & Corporate Governance Committee	$5,000

(1)
The restricted stock units ("RSUs") vest one year from the grant date, subject to such director's continued service as of the vesting date. Each RSU entitles the director to one share of our common stock, and will be payable and settled at the time of vesting.

        The table below sets forth information concerning the compensation of our non-employee directors who served in fiscal year 2019. In addition to the amounts shown below, we also reimburse directors for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings. Neither Mr. Joseph Scalzo nor Mr. David Ritterbush, receive separate compensation for their service as director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
James M. Kilts	85,000	89,990	174,990
David J. West	85,000	89,990	174,990
Clayton C. Daley, Jr	67,500	89,990	157,490
Nomi P. Ghez	65,000	89,990	154,490
Michelle P. Goolsby(2)	12,245	22,479	34,724
James E. Healey	70,000	89,990	159,990
Arvin H. Kash	60,000	89,990	149,990
Robert G. Montgomery	60,000	89,990	149,990
Brian K. Ratzan	60,000	89,990	149,990
James D. White(3)	6,122	14,975	21,097
Former Director:
Richard T. Laube(4)	22,418	89,990	112,408

(1)
The amounts included under the "Stock Awards" column reflect the aggregate grant date fair value of the RSU awards granted to each director, computed in accordance with Financial Standards Accounting Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, excluding the effect of any estimated forfeitures. Information about the assumptions used to calculate the grant date fair value of these awards can be found in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2019.

(2)
Ms. Goolsby was appointed to the Board in June 2019.

(3)
Mr. White was appointed to the Board in July 2019.

(4)
Mr. Laube resigned from the Board, effective January 8, 2019. Upon his resignation, Mr. Laube forfeited the RSUs granted to him in fiscal year 2019.

Outstanding Equity Awards at Fiscal-Year End

        The following table presents the number of outstanding RSUs held by each director as of August 31, 2019. None of the directors hold stock options.

Director	Number of Shares Subject to Outstanding RSUs as of August 31, 2019(1)
James M. Kilts	5,033
David J. West	5,033
Clayton C. Daley, Jr	5,033
Nomi P. Ghez	5,033
Michelle P. Goolsby	959
James E. Healey	5,033
Arvin H. Kash	5,033
Robert G. Montgomery	5,033
Brian K. Ratzan	5,033
James D. White	542

Except for Ms. Goolsby and Mr. White, the RSUs vested in full on September 6, 2019. For Ms. Goolsby and Mr. White, the RSUs vest on June 13, 2020 and July 23, 2020, respectively. Mr. Laube forfeited all of his unvested RSUs upon his resignation from the Board on January 8, 2019.

 MEETINGS AND COMMITTEES OF THE BOARD

        Our Board has established certain standing committees to assist in the performance of its various functions. All Board committee members are appointed by our Board upon recommendation of the Nominating and Corporate Governance Committee, subject to the Investor Rights Agreement.

        Our Board has affirmatively determined, upon recommendation of the Nominating and Corporate Governance Committee, that all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent as defined under the Nasdaq listing standards. The Board also has determined that all members of the Audit Committee meet the independence requirements contemplated by the Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in determining the independence of all members of our Compensation Committee, the Board took into account the additional independence considerations required by the Nasdaq listing rules and Rule 10C-1 of the Exchange Act relating to Compensation Committee service.

        Our Board typically meets on a quarterly basis and holds special meetings as necessary. In fiscal year 2019, our Board met nine times. Directors are required to regularly attend Board meetings and meetings of the committees on which they serve, unless unforeseen circumstances prevent them from doing so. In fiscal year 2019, all directors attended at least 75% of the total number of meetings of the Board (held during the period for which he or she has been a director) and the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). While we do not have a formal policy requiring our directors to attend stockholder meetings, our directors are invited and encouraged to attend all meetings of stockholders. All of our directors at the time attended the 2019 Annual Meeting of Stockholders.

        The chart below lists the standing committees of our Board and indicates who currently serves on those committees.

        The responsibilities of each of our standing Board committees are described below. Each of the Board committees operates under a written charter; has authority to retain independent legal, accounting or other advisors, at our expense; makes regular reports to the Board; and reviews its own performance annually.

        Audit Committee.    The Audit Committee is responsible for, among other matters: (1) performing the Board's oversight responsibilities as they relate to the Company's accounting policies and internal controls, financial reporting practices, legal and regulatory compliance and the audit of the Company's financial statements; (2) maintaining a line of communication between the Board and the Company's financial management; and (3) preparing the report to be included in the Company's annual proxy statement. The Board has determined that each member of the Audit Committee qualifies as an independent director according to Nasdaq rules and the rules and regulations of the SEC with respect to audit committee membership, and that Mr. Healey qualifies as an "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K. The Audit Committee met eight times in fiscal year 2019.

        Compensation Committee.    The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans. The Compensation Committee has delegated a sub-committee of Messrs. Daley and Montgomery (the "Compensation Sub-Committee") the authority to grant equity awards to executive officers. The Compensation Committee reviews and considers our Chief Executive Officer's recommendations with respect to compensation decisions for our named executive officers other than himself. The Compensation Committee believes it is valuable to consider the recommendations of our Chief Executive Officer with respect to these matters because, given his knowledge of our operations, industry and the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers in light of our business at a given point in time. The Board (without the participation of our Chief Executive Officer) and Compensation Committee makes all compensation decisions with regard to our Chief Executive Officer. The Board has determined that each member of the Compensation Committee qualifies as an independent director according to Nasdaq rules and the rules and regulations of the SEC with respect to compensation committee membership. The Compensation Committee met five times in fiscal year 2019.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board; (2) overseeing the organization of our Board to discharge the Board's duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us. The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as an independent director according to Nasdaq rules. The Nominating and Corporate Governance Committee met five times in fiscal year 2019.

        The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading "Corporate Governance—Process for Recommending or Nominating Potential Director Candidates."

PROPOSAL ONE: ELECTION OF DIRECTORS

Class III Directors Standing for Re-Election

        At the Annual Meeting, stockholders will vote for the four Class III nominees listed below to serve until the 2023 Annual Meeting of Stockholders and the election and qualification of his or her successor, or until such director's earlier death, disqualification, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named below. Each of the nominees listed below is currently a member of our Board, has been recommended by our Nominating and Corporate Governance Committee, subject to the Investor Rights Agreement, and nominated by our Board, and has agreed to stand for re-election. Messrs. Kilts, West and Ratzan have been nominated to the Board pursuant to the terms of the Investor Rights Agreement. There are no family relationships among our directors, or between our directors and executive officers. A plurality of votes cast is necessary for the election of a director. There is no cumulative voting in the election of directors. Ages are as of the date of the Annual Meeting.

        As discussed in this proxy statement, after engaging with stockholders early in fiscal year 2019, the Board determined it was in the best interests of stockholders to execute an orderly wind down of the classified board structure. Proposal 5 in this proxy statement would approve the de-classification of the Board by the 2023 annual meeting. More specifically, at the Annual Meeting, we are asking you to approve an amendment of our Certificate that would declassify our Board. If Proposal 5 is approved, we will amend and restate our Certificate accordingly, and all directors elected at and after our annual meeting held in 2021 will be elected for one-year terms. Directors elected prior to the 2021 annual meeting, including the nominees listed below, and any directors who may be elected by the Board to replace any of those directors, will continue to serve for the respective three-year terms for which they were elected.

James M. Kilts, Chairman of the Board	Director since 2017

        James M. Kilts, age 71, is a renowned leader in the consumer industry, with over 40 years of experience leading a range of companies and iconic brands. Mr. Kilts has served as our Chairman of the Board of Directors since July 2017. Mr. Kilts served as the Chairman of Conyers Park from its formation in April 2016 to July 2017. Mr. Kilts is the Founding Partner of Centerview Capital Consumer, founded in 2006. Previously, Mr. Kilts served as Chairman of the Board, Chief Executive Officer and President of Gillette from 2001 until it merged with The Procter & Gamble Company in 2005; at that time he became Vice Chairman of the Board of The Procter & Gamble Company. Before Mr. Kilts joined Gillette, the company's sales had been flat for 4 years, and it had missed earnings estimates for 14 consecutive quarters. Mr. Kilts took steps to rebuild the management team, cut costs and reinvest the savings in innovation and marketing. During his tenure as Chief Executive Officer, Mr. Kilts oversaw the creation of approximately $30 billion in equity value for Gillette's public shareholders. Gillette's share price appreciated 110% during Mr. Kilts' tenure, while the S&P 500 declined 3% over the same time period. Under Mr. Kilts' leadership, Gillette rejoined the top ranks of consumer products companies as sales increased an average of 9% each year. The Harvard Business Review cited Mr. Kilts' leadership as the driving force behind Gillette's turnaround. Prior to Gillette, Mr. Kilts served as President and Chief Executive Officer of Nabisco from 1998 until its acquisition by The Philip Morris Companies in 2000. Before joining Nabisco, Mr. Kilts was an Executive Vice President of The Philip Morris Companies from 1994 to 1997 and headed the Worldwide Food Group.

        In that role, Mr. Kilts was responsible for integrating Kraft and General Foods and for shaping the group's domestic and international strategy. Mr. Kilts had previously served as President of Kraft USA and Oscar Mayer. He also had been Senior Vice President of Strategy and Development, President of Kraft Limited in Canada, and Senior Vice President of Kraft International. Mr. Kilts began his career with General Foods Corporation in 1970. Owing to Mr. Kilts' successes across the consumer industry, numerous companies seek his business expertise and advice. Mr. Kilts is currently a member of the Board of Directors of MetLife, Inc., where he has served since 2005, Pfizer Inc., where he has served since 2007, Unifi Inc., where he has served since April 2016 and Conyers Park II Acquisition Corp. since July 2019. Mr. Kilts was Non-Executive Director of the Board of Nielsen Holdings PLC (from 2006 until 2017), Chairman of the Board of Nielsen Holdings PLC (from January 2011 until December 2013) and Chairman of the Nielsen Company B.V. (from 2009 until 2014). Mr. Kilts is a former member of the Board of Overseers of Weill Cornell Medicine, a Trustee of the University of Chicago, and Founder and Co-Chair, Steering Committee, of the Kilts Center for Marketing at the University of Chicago Booth School of Business. Previously, Mr. Kilts was a member of the Board of Directors of Big Heart Pet Brands from March 2011 to March 2015 (during which time he served as Chairman), MeadWestvaco from 2006 to April 2014, The New York Times Company from 2005 to 2008, May Department Stores from 1998 to 2005, Whirlpool Corporation from 1999 to 2005, Chairman of the Board of the Grocery Manufacturers Association from 2003 to 2005, and Delta Airlines from 2002 to 2004. Mr. Kilts is also a former member of Citigroup's International Advisory Board. Mr. Kilts received a bachelor's degree in History from Knox College, Galesburg, Illinois and earned an MBA degree from the University of Chicago. We believe that Mr. Kilts' deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a director.

Michelle P. Goolsby	Director since 2019

        Michelle P. Goolsby, age 61, served for ten years, from 1998 to 2008, on the senior executive team of Dean Foods Company ("Dean Foods"), where she held the positions of Executive Vice President, General Counsel, Chief Administrative Officer and head of Corporate Development. Prior to Dean Foods, Ms. Goolsby was a partner at Winstead, P.C., one of the largest business law firms in Texas. Ms. Goolsby currently serves as a member of the Board of Directors of Capstead Mortgage Corporation, a publicly traded real estate investment trust, where she chairs the Compensation Committee and serves on the Executive Committee. Additionally, Ms. Goolsby currently serves as an Advisory Board member at Danone North America ("Danone"), which focuses on environmental, social and governance commitments relating to Danone's status as a public benefit corporation and a certified B corporation. Ms. Goolsby previously served as a member of the Board of Directors of WhiteWave Foods Company from 2012 until its sale to Danone in 2017. Ms. Goolsby also previously served as a venture partner and member of the Investment Committee at Greenmont Capital Partners II, a private equity firm in Boulder, Colorado focused on investing in companies in the natural products industry. Ms. Goolsby received a bachelor's degree in accounting from The University of Texas at Austin, a juris doctor degree from The University of Texas at Austin School of Law, and a masters of arts degree from the Simmons School of Education and Human Development at Southern Methodist University. We believe that Ms. Goolsby's extensive food and beverage experience and knowledge of the consumer-packaged goods marketplace, along with her current and prior public company board experience, make her well qualified to serve as a director.

David J. West, Vice Chairman of the Board	Director since 2017

        David J. West, age 56, is an established leader in the consumer industry, with 30 years of experience leading a range of companies and well-known brands. Mr. West has served as our Vice Chairman of the Board of Directors since July 2017. From April 2016 to July 2017, Mr. West served as the Chief Executive Officer and a director of Conyers Park, and he has served as CEO of Conyers Park II Acquisition Corp. since July 2019. Mr. West became a partner of Centerview Capital Consumer in May 2016. Prior to joining Centerview Capital Consumer, Mr. West served as Chief Executive Officer and President of Big Heart Pet Brands (formerly known as Del Monte Foods) from August 2011 to March 2015, at that time one of the world's largest pure-play pet food and treats company whose brands included Meow Mix®, Kibbles 'n Bits®, Milk-Bone®, and others. Mr. West helped reposition the business to increase focus on growth and innovation, launched new products such as

Milk- Bone Brushing Chews®, enhanced specialty pet distribution channels through the acquisition of Natural Balance Pet Foods, and developed a marketing culture to effectively promote products. Mr. West worked closely with Mr. Kilts during this time period, as Mr. Kilts was Chairman of the Board of Big Heart Pet Brands. In February 2014, Mr. West oversaw the sale of Del Monte Foods' Consumer Products business and changed the company's name to Big Heart Pet Brands, reflecting its singular focus on pet food and snacks. During his tenure as Chief Executive Officer, Mr. West oversaw the creation of approximately $2 billion of equity value for investors. Big Heart Pet Brands was sold to The J.M. Smucker Company in March 2015, at which time Mr. West served The J. M. Smucker Company as President, Big Heart Pet Food and Snacks until March 2016 and as a Senior Advisor until April 2016. Prior to joining Del Monte Foods, Mr. West served as the Chief Executive Officer, President and a director of Hershey from 2007 to May 2011. Under Mr. West's leadership, Hershey enjoyed strong profits, net sales growth and shareholder returns, and was recognized as one of the World's 100 Most Innovative Companies by Forbes Magazine in 2011. During Mr. West's tenure as Chief Executive Officer, Hershey increased its investment in domestic and international operations, improved the effectiveness of its supply chain and business model, and accelerated its advertising, brand building and distribution programs. During Mr. West's tenure as Chief Executive Officer, public shareholders of Hershey experienced more than $5 billion of equity value creation. Hershey's share price appreciated 68% during this time period, while the S&P 500 grew 0%. Prior to his Chief Executive Officer role, Mr. West held various leadership positions at Hershey including Chief Operating Officer, Chief Financial Officer, Chief Customer Officer, and Senior Vice President of Strategy and Business Development. Prior to joining Hershey in 2001, Mr. West spent 14 years with the Nabisco Biscuit and Snacks group, where he held a range of senior positions including Senior Vice President, Finance, and Vice President, Corporate Strategy and Business Planning, a role in which he helped shape and execute Nabisco's strategy, culminating in the acquisition of Nabisco Holdings Corp. by The Philip Morris Companies in 2000. At Nabisco, Mr. West worked closely with Mr. Kilts during Mr. Kilts' tenure as Chief Executive Officer. Mr. West was a member of the board of directors of Hershey from 2007 to 2011, Del Monte Foods from 2011 to 2014, Big Heart Pet Brands from 2014 to 2015, and The J.M. Smucker Company from 2015 to 2016. Mr. West received a Bachelor of Science, cum laude, in Business Administration from Bucknell University in Lewisburg, Pennsylvania. We believe that Mr. West's deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a director.

Brian K. Ratzan	Director since 2017

        Brian K. Ratzan, age 49, has been a Partner of Centerview Capital Consumer since April 2014. Mr. Ratzan served as the Chief Financial Officer and a director of Conyers Park from April 2016 to July 2017, and has served as CFO and Director of Conyers Park II Acquisition Corp. since July 2019. Mr. Ratzan has over 20 years of private equity investing experience. Prior to joining Centerview Capital Consumer, Mr. Ratzan was Partner and Head of U.S. Private Equity at Pamplona Capital Management from January 2012 to February 2014. Prior to joining Pamplona, Mr. Ratzan was Managing Director and Head of Consumer at Vestar Capital Partners, which he joined in 1998. Mr. Ratzan also previously worked at '21' International Holdings, a private investment firm, and in the Investment Banking Group at Donaldson, Lufkin and Jenrette. Mr. Ratzan previously served on the boards of consumer companies including Del Monte Foods, The Sun Products Corporation (formerly known as Huish Detergents, Inc.), and Birds Eye Foods, Inc. Mr. Ratzan holds a bachelor's degree in economics from the University of Michigan, where he was a member of Phi Beta Kappa, and an MBA degree from Harvard Business School. Mr. Ratzan currently serves on the Economics Leadership Council at the University of Michigan. We believe that Mr. Ratzan's extensive investment management and transactional experience make him well qualified to serve as a director.

The Board recommends that you vote FOR the election of each of the Class III director nominees.

Directors Continuing in Office

        In addition to the three directors nominated for election at the Annual Meeting, the following six persons currently serve on our Board:

Class I Directors to serve until the 2021 Annual Meeting of Stockholders:

Arvin H. Kash	Director since 2017

        Arvin "Rick" Kash, age 77, served as Vice Chairperson of Nielsen Holdings Plc (or its predecessor) from January 2012 to January 2017. Mr. Kash is the founder of The Cambridge Group, a growth strategy consulting firm, which became a subsidiary of Nielsen in March 2009. He served as its Chairman from December 2010 until December 2011 and prior to that was its Chief Executive Officer. Mr. Kash is a director of Woodstream Corporation, Linus Oncology and Genus Oncology, Blue Moose of Boulder and Northwestern Memorial Foundation Hospital. He is a graduate of DePaul University. We believe that Mr. Kash's extensive operational and board experience make him well qualified to serve as a director.

Robert G. Montgomery	Director since 2017

        Robert G. Montgomery, age 66, has over 40 years of experience in the consumer package goods industry, including sales, marketing, research and development positions on both an operational and executive level. Mr. Montgomery served as a director of Conyers Park from July 2016 to July 2017. From 2003 until 2010, Mr. Montgomery was successively a Senior Vice President, Sales, a Senior Vice President, Sales, Marketing & R&D and an Executive Vice President at Birds Eye Foods, Inc., a privately held frozen foods company. From 1998 to 2003, Mr. Montgomery served as Vice President of Sales in different divisions of HJ Heinz Company, a global food producer. Prior to this, from 1982 to 1998, Mr. Montgomery worked at McCain Food, Inc., as Vice President of Sales-Retail. Mr. Montgomery has held positions at Family Brands, Inc. as Vice President of Sales, ConAgra Frozen Food Company as Area Vice President, Sara Lee Corporation as National Sales Planning Manager and Division Sales Manager and Del Monte Corporation as Senior Account Representative. In 2010, Mr. Montgomery founded and since has been a principal of Montgomery Consulting Solutions, a consulting firm specializing in sales, marketing and business strategies in the consumer packaged goods industry. In 2010, Mr. Montgomery also co-founded and since has been a principal of Jurs Montgomery Brokerage, LLC, a firm specializing in life insurance, long term care, disability and annuities. In 2016, Mr. Montgomery joined the board of directors of Wyman's of Maine, a producer of frozen fruit. Since 2010 Mr. Montgomery has served as the Chair of the Board of Hope Hall School, Gates, New York, a nonprofit school catering to children with learning disabilities. This is a volunteer position with no compensation. Mr. Montgomery holds a bachelor's degree in management from Seton Hall University. We believe that Mr. Montgomery's consumer and food industry background, coupled with broad operational experience, make him well qualified to serve as a director.

Joseph E. Scalzo	Director since 2017

        Joseph E. Scalzo, age 61, has served as a director and President and Chief Executive Officer of the Company since July 2017 and in the same role for Atkins, and as a member of Atkins' board of directors since February 2013. Before joining Simply Good Foods, Mr. Scalzo served as a director of Earthbound Farm from 2010 to October 2013. From November 2005 to February 2011, Mr. Scalzo served as a senior executive in various roles at Dean Foods, including as President and Chief Operating Officer, as well as President and Chief Executive Officer of WhiteWave Foods, Inc. Mr. Scalzo is credited at Dean for leading the transformation of its WhiteWave Foods Company, which began as three separate businesses, into a winning consumer foods company. Prior to that, Mr. Scalzo held various executive roles at The Gillette Company, where he spearheaded the successful three-year turnaround of the company's one billion dollar global personal care business and The Coca Cola Company. Mr. Scalzo also served as a director of HNI Corp. from 2003 to November 2009 and since March 2014 has been a director of Focus Brands. Mr. Scalzo began his career at Procter & Gamble in 1985 and received a Bachelor of Science in Chemical Engineering from the University of Notre Dame. We believe that Mr. Scalzo's consumer and food industry background make him well qualified to serve as a director.

James D. White	Director since 2019

        James D. White, age 58, served for eight years, from 2008 to 2016, as the Chairman, President and CEO of Jamba Inc., where he successfully led the company turnaround and the transformation of Jamba Juice from a made-to-order smoothie shop to a healthy active lifestyle brand with over 850 retail locations globally. Mr. White served as Board Chair of Jamba, Inc. from December 2010 until January 2016. Prior to Jamba, Inc. Mr. White served as Senior Vice President of Consumer Brands at Safeway, Inc. from 2005 to 2008. Prior to Safeway, Mr. White served as Senior Vice President of Business Development, North America at the Gillette Company from 2002 to 2005. He also served in executive positions at Nestle Purina from 1987 to 2005, including Vice President, Customer Interface Group from 1999 to 2002. Mr. White began his career at the Coca-Cola Company. He was a Director of Daymon Worldwide, Inc. from February 2010 until March 2017 and was appointed as Board Chair in 2016. He served on the Board of Panera Bread from January 2016 until July 2017 and is currently serving on the Board of Jamba LLC since December 2017. Mr. White also served on the Board of CallidusCloud from 2016 to 2018, and on the Board of Hillshire Brands Company and Keane Inc. Mr. White received a Bachelor of Science degree, with a major in marketing, from The University of Missouri and an MBA from Fontbonne University. He is also a graduate of the Cornell University Food Executive Program and was a Stanford University Distinguished Careers Institute Fellow in 2018. We believe that Mr. White's deep consumer industry background, coupled with broad operational and leadership experience, make him well qualified to serve as a director.

Class II Directors to serve until the 2022 Annual Meeting of Stockholders:

Clayton C. Daley, Jr.	Director since 2017

        Clayton C. Daley, Jr., age 68, spent his entire professional career with The Procter & Gamble Company (NYSE:PG), a global consumer packaged goods company, joining the company in 1974. There, Mr. Daley held a number of key accounting and finance positions including Chief Financial Officer and Vice Chairman of Procter & Gamble; Comptroller, U.S. Operations of Procter & Gamble USA; Vice President and Comptroller of Procter & Gamble International; and Vice President and Treasurer of Procter & Gamble. Mr. Daley retired from Procter & Gamble in 2009. Mr. Daley also served as Senior Advisor to TPG Capital until October 2012. Mr. Daley has been a director of SunEdison, Inc. (OTC:SUNEQ), a solar power company, since 2014 and served as a director and was Chair of the Audit Committee and a member of the Compensation and Option Committee of Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT), a hotel and leisure company, from 2008 to 2016. Mr. Daley was a director of Conyers Park from July 2016 to July 2017. He holds a bachelor's degree in economics from Davidson College and an MBA from Ohio State University. Simply Good Foods believes that Mr. Daley's consumer and food industry background, coupled with broad operational experience, make him well qualified to serve as a director.

Nomi P. Ghez	Director since 2017

        Nomi P. Ghez, age 73, has over 30 years of experience working with consumer companies. Ms. Ghez was affiliated with Goldman Sachs from 1982 to 2003, most recently acting as a senior banker within the consumer sector of Goldman Sachs' Mergers and Strategic Advisory Division, as well as a Partner and Managing Director. From 1982 to 2000, Ms. Ghez was Goldman Sachs' food analyst in

Investment Research, covering major U.S. and global food and consumer companies. Since 2003, Ms. Ghez has been a co-founding partner of Circle Financial Group, LLC, an integrated private wealth management group of nine professional women. In 2004, Ms. Ghez was a Portfolio Manager, Consumer Sector for Perry Capital LLC, a hedge fund. Ms. Ghez has served on the Board of Directors of Lipman Family Farms, a private fresh tomato company, since 2008 and on its Governance and Audit Committee since 2013, and was a director of Maidenform Brands, Inc. (NYSE:MFB) from 2011 until its sale to HanesBrands (NYSE:HBI) in 2013, serving on its Audit Committee from 2012 to 2013. Ms. Ghez was a director of Conyers Park from July 2016 to July 2017. Ms. Ghez received a B.A. and M.A. from Tel Aviv University and a Ph.D. from New York University. Simply Good Foods believes that Ms. Ghez's consumer analyst background, coupled with extensive financial and investment experience, make her well qualified to serve as a director.

James E. Healey	Director since 2017

        James E. Healey, age 78, has over 40 years of experience in the consumer products industry as a member of senior management, as well as in public accounting. From 1997 to 2000, Mr. Healey was Executive Vice President and Chief Financial Officer of Nabisco Holdings Corp (NYSE:NA) and Senior Vice President and Chief Financial Officer of Nabisco Group Holdings (NYSE:NGH) until their respective sales to Kraft Foods, Inc. and R.J. Reynolds Tobacco, Inc. Prior to this, from 1973 to 1997, Mr. Healey held increasingly senior positions with Best Foods, Inc., now part of Unilever, culminating in his service as Comptroller and Chief Accounting Officer from 1987 to 1994 and as Vice President-Treasurer from 1994 to 1997. Mr. Healey began his career in 1968 as an audit manager in public company practice for KPMG. Mr. Healey also provided consulting services to both public and non-public companies from 2001 to 2017 in the areas of investor relations, cost reduction programs and outsourcing of internal audit functions, among others. From 2005 to 2011, Mr. Healey served as a director, as well as on the Audit Committee and Human Resources Committee, of Sappi Ltd, a then-US-listed paper and pulp producer headquartered in South Africa. From 1990 to 2006, Mr. Healey served on the Board of Directors as Chairman of the Compensation Committee and a member of the Executive and Audit Committees of Interchange Financial Services Corp., until its sale to TD Banknorth in 2006. From 1991 to 1994, Mr. Healey served on the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, responsible to the Financial Accounting Standards Board for the creation of accounting standards. Mr. Healey was a director of Conyers Park from July 2016 to July 2017. Mr. Healey also serves on the Board of Trustees of several charitable organizations. Mr. Healey holds a bachelor's degree in public accounting from Pace University. Simply Good Foods believes that Mr. Healey's consumer industry background, coupled with broad operational experience and public accounting experience, make him well qualified to serve as a director.

David W. Ritterbush	Director since November 2019

        David W. Ritterbush, age 53, is the President of our wholly owned subsidiary Quest Nutrition, LLC. Prior to our acquisition of Quest Nutrition in November 2019, Mr. Ritterbush was Chief Executive Officer of Quest Nutrition from March 2017, with oversight of the organization, including organizational structure, supply chain strategy, and product innovation. Prior to joining Quest Nutrition, Mr. Ritterbush served as Chief Executive Officer of Popchips (Sonora Mills, Inc.), a manufacturer of popped rice, corn, soy, and other grain-based snack food products, from August 2015 to February 2017. While at Popchips, Mr. Ritterbush's responsibilities included organization leadership, restructuring, sales turnaround, refreshed branding and new product innovation, supply chain restructuring, co-manufacturing and global procurement. Previously, from April 2009 to March 2015, Mr. Ritterbush held leadership positions with Premier Nutrition Corporation, a manufacturer and retailer of beverage products, bars and shakes, including Chief Executive Officer, Post Active Nutrition from April 2014 to March 2015; Chief Executive Officer, Premier Nutrition from August 2010 to March

2014; and Chief Operating Officer from April 2009 to August 2010. While at Premier Nutrition, Mr. Ritterbush reorganized the organization, led a significant turnaround of the supply chain across facilities and co-manufacturers, restructured the sales organization, and actively participated in strategy formation and acquisitions. Prior to this, Mr. Ritterbush was Vice President/General Manager-West Business Unit, for Red Bull North America, from October 2007 to March 2009, with leadership for the West Business Unit including sales, marketing, supply chain, finance and accounting. Previously, Mr. Ritterbush was a sales and marketing executive with Dreyer's Grand Ice Cream, Inc. for over 16 years, with various positions of increasing responsibility, including serving as Senior Vice President of Marketing-Packaged Products from October 2006 to October 2007, where he was responsible for product design, pricing, and consumer positioning. During this period, Mr. Ritterbush served as a member of Dreyer's Operating Committee, Dreyer's Graphics Development team, and a board member of the Starbuck's Ice Cream partnership. Mr. Ritterbush received his undergraduate degree in Business Administration, Marketing from San Diego State University. Mr. Ritterbush serves as a Director of Farmer Brothers Coffee. Additionally, he is a Director of Humm Kombucha, a private company based in Bend Oregon. We believe that Mr. Ritterbush's consumer and food industry background make him well qualified to serve as a director.

Board of Directors Skills and Experience Chart

        Our directors have vast and deep professional and personal experiences that contribute greatly to the ability to function as a Board at a high level. The following chart of skills and experiences provides an overview of the diversity of experience on our Board:

Director	Financial, Accounting or Financial Reporting	Other Public Company	Corporate Governance	Food Industry	Executive Leadership	Global Business	Marketing / Sales	Mergers / Acquisitions
James M. Kilts		✓	✓	✓	✓	✓	✓	✓
David J. West	✓	✓	✓	✓	✓	✓	✓	✓
Clayton C. Daley, Jr.	✓	✓	✓		✓	✓		✓
Nomi P. Ghez	✓		✓			✓
James E. Healey	✓	✓	✓	✓	✓	✓		✓
Arvin H. Kash			✓	✓	✓		✓	✓
Robert G. Montgomery			✓	✓	✓	✓	✓
Brian K. Ratzan	✓	✓	✓	✓	✓			✓
Michelle P. Goolsby	✓	✓	✓	✓	✓	✓		✓
James D. White		✓	✓	✓	✓	✓	✓	✓
Joseph E. Scalzo	✓	✓	✓	✓	✓	✓	✓	✓
David W. Ritterbush		✓	✓	✓	✓	✓	✓	✓

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020

        Our stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending August 29, 2020. The Audit Committee has responsibility for appointing our independent registered public accounting firm and stockholder ratification is not required; however, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal. If the appointment of Deloitte is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Deloitte. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.

        Representatives of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

        On February 25, 2019, the Audit Committee approved the engagement of Deloitte as our independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ended August 31, 2019. Deloitte replaced Ernst & Young LLP ("Ernst & Young"), who previously served as our independent registered public accounting firm since our formation in 2017, and who was dismissed on February 25, 2019. Deloitte completed the audit of our consolidated financial statements for our 2019 fiscal year, while Ernst & Young completed the audit of our consolidated financial statements for our 2018 fiscal year.

        The audit reports of Ernst & Young on our consolidated financial statements as of and for the fiscal years ended August 26, 2017 and August 25, 2018 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the fiscal years ended August 26, 2017 and August 25, 2018, and the subsequent interim period through the dismissal of Ernst & Young, there were no (1) disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused Ernst & Young to make reference in their opinion to the subject matter of the disagreement, or (2) "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for a material weakness in internal control over financial reporting that existed as of May 26, 2018 related to the revenue recognition process, which was remediated as described in Item 9A to our Annual Report on Form 10-K for the fiscal year ended August 25, 2018. Ernst & Young discussed this matter with the Audit Committee, and we authorized Ernst & Young to fully respond to any inquiries of the successor independent registered accounting firm concerning this matter.

        During the two most recent fiscal years ended August 26, 2017 and August 25, 2018, and the subsequent interim period preceding Deloitte's engagement, we have not consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided to us by Deloitte that we concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or other reportable event of the types described in Item 304(a)(1)(v) of Regulation S-K.

Audit Fees

        In addition to performing the audit of our consolidated financial statements, our independent registered public accounting firm also provides various other services to us. All of the services provided by our independent registered public accounting firm to us in fiscal years 2018 and 2019 were pre-approved by the Audit Committee pursuant to the procedures set forth below under "—Pre-Approval Policies and Procedures."

        The aggregate fees and reimbursable expenses billed to us and our subsidiaries by Deloitte in fiscal years 2018 and 2019 were as follows:

	2018	2019
Audit Fees(1)	$—	$783,030
Audit-Related Fees(2)	—	444,988
Tax Fees(3)	—	—
All Other Fees	—	33,184

Total	$—	$1,393,472

        The aggregate fees and reimbursable expenses billed to us and our subsidiaries by Ernst & Young in fiscal years 2018 and 2019 were as follows:

	2018	2019
Audit Fees(1)	$625,000	$231,200
Audit-Related Fees(2)	453,000	340,015
Tax Fees(3)	31,000	—
All Other Fees(4)	3,000	—

Total	$1,112,000	$571,215

(1)
"Audit Fees" includes fees and expenses billed for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K, review of financial statements included in our Quarterly Reports on Form 10-Q, and services provided in connection with statutory audits.

(2)
"Audit-Related Fees" includes fees billed for services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption "Audit Fees." These fees include services for due diligence on acquisitions and divestitures, and fees for services provided in connection with review of registration statements, comfort letters and consents.

(3)
"Tax Fees" includes fees billed for services that are related to tax compliance and advice, including international tax consulting.

(4)
"All Other Fees" for fiscal year 2018 represents fees for Ernst & Young's online accounting research tool.

Pre-Approval Policies and Procedures

        The Audit Committee has sole authority to engage and determine the compensation of our independent registered public accounting firm. The Audit Committee also is directly responsible for evaluating our independent registered public accounting firm, reviewing and evaluating the lead partner of the independent registered public accounting firm and overseeing the work of the independent registered public accounting firm. The Audit Committee annually pre-approves services to be provided by our independent registered public accounting firm, and also considers and is required to pre-approve the engagement of our independent registered public accounting firm for the provision of other services during the fiscal year. For each proposed service, the independent registered public accounting firm is required to provide detailed supporting documentation at the time of approval to permit the Audit

Committee to make a determination as to whether the provision of such services would impair the independent registered public accounting firm's independence, and whether the fees for the services are appropriate. Mr. Healey as chairperson of the Audit Committee, has been authorized to pre-approve services to be provided with an estimated cost of $250,000 or less. At the next meeting of the Audit Committee, these services, pre-approved by Mr. Healey are reported to the full committee. As noted above, all of the services provided by Deloitte and Ernst & Young, as applicable, to us in fiscal years 2018 and 2019 were pre-approved by the Audit Committee pursuant to these procedures.

The Audit Committee and Board recommend that you vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2020.

AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board with its oversight responsibilities regarding our financial reporting process. Our management is responsible for the preparation, presentation and integrity of our financial statements and the reporting process, including our accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Deloitte, our independent registered public accounting firm, is responsible for performing an audit of our financial statements.

        With regard to the fiscal year ended August 31, 2019, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of August 31, 2019, and for the fiscal year then ended; (ii) discussed with Deloitte the matters required by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC; (iii) received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee regarding independence; and (iv) discussed with Deloitte their independence.

        Based on the review and discussions described above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2019, for filing with the SEC.

The Audit Committee:

James E. Healey (Chairperson)
Clayton C. Daley, Jr.
Nomi P. Ghez
Michelle P. Goolsby

 PROPOSAL THREE: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules, including the section entitled "Compensation Discussion and Analysis," the compensation tables and accompanying narrative disclosures. While this stockholder vote on executive compensation is an advisory vote that is not binding on our company or the Board, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of the holders of shares of common stock having a majority of the voting power of all of the shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

        As described more fully in the section entitled "Compensation Discussion and Analysis," our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve the annual and long-term performance necessary to create stockholder value. The program also seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. Our pay-for-performance philosophy is demonstrated by our practice of placing a significant portion of each executive's compensation at risk. See "Compensation Discussion and Analysis" for more detail about our pay-for-performance philosophy.

        We actively review and assess our executive compensation program in light of the industry in which we operate, the marketplace for executive talent in which we compete, and evolving compensation governance and best practices. We are focused on compensating our executive officers fairly and in a manner that promotes our compensation philosophy and is consistent with our annual and longer-term performance. Specifically, our compensation program for executive officers focuses on the following principal objectives:

  •
  align executive compensation with stockholder interests;

  •
  attract and retain talented personnel by offering competitive compensation packages;

  •
  motivate employees to achieve strategic and tactical corporate objectives and the profitable growth of our company; and

  •
  reinforce a strong performance-oriented environment in the delivery of executive compensation based on achievement of annual and longer-term milestones and individual contributions within a team culture.

        Our Board believes that our executive compensation program satisfies these objectives, properly aligns the interests of our executive officers with those of our stockholders, and is worthy of stockholder support. In determining whether to approve this proposal, we believe stockholders should consider the following:

  •
  Independent Compensation Committee.  Executive compensation is reviewed and established by our Compensation Committee consisting solely of independent directors. The Compensation Committee meets in executive session when determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant.

  •
  Performance-Based Incentive Compensation.  Elements of performance-based, incentive compensation are largely aligned with financial and operational objectives established in the Board-approved annual operating plan.

  •
  Limited Perquisites.  Our executive officers receive limited perquisites.

  •
  Equity Plan.  Grants under our equity plan generally include time-based and/or performance-based vesting periods, and our plan prohibits repricing or exchange of outstanding option awards without consent of stockholders, and requires that options be granted with exercise prices at fair market value.

        Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

        "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement."

The Board recommends that you vote FOR the advisory vote to approve the compensation of our named executive officers.

 PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        Pursuant to Section 14A of the Exchange Act, stockholders have an opportunity at least every six years to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. This is our stockholders' first opportunity to vote on this matter. Stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years or they may abstain from voting.

        Our Board has discussed and carefully considered the alternatives regarding the frequency of future advisory votes to approve executive compensation in an effort to determine the approach that would best serve the Company and our stockholders. Our Board has considered several factors supporting an annual vote, including:

  •
  an annual say-on-pay vote provides us with immediate and direct input from our stockholders on our compensation principles and practices as disclosed in the proxy statement every year;

  •
  an annual say-on-pay vote provides frequent communication from our stockholders, which is consistent with our efforts to seek input from our stockholders regarding corporate governance and our compensation philosophy; and

  •
  the lack of an annual say-on-pay vote might make it more difficult for us to understand the outcome of a stockholder vote as to whether the stockholder vote pertains to the compensation disclosed in the current year proxy statement or pay practices over the previous year or two. As a result, a frequency other than annual might make it more difficult for the Board to understand and respond appropriately to the message being communicated by our stockholders.

        After such consideration, our Board believes that it is most appropriate to conduct an advisory vote on the compensation of our named executive officers every year and, therefore, our Board recommends that you vote for an annual advisory vote on the compensation of our named executive officers.

        The option of every year, every two years or every three years that receives a plurality of all of the votes cast in person or by proxy at the Annual Meeting will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. This vote is advisory and, therefore, not binding, and the Board may decide in the future that it is in the best interests of our stockholders and the Company to hold an advisory vote on the compensation of our named executive officers more or less frequently than the option approved by our stockholders.

The Board recommends that you vote for a frequency period of ONE YEAR for future advisory votes to approve the compensation of our named executive officers.

PROPOSAL FIVE: APPROVAL OF AN AMENDMENT OF THE CERTIFICATE TO DECLASSIFY THE BOARD

Background of Proposal

        Under our current Certificate, the Board is divided into three classes, with members of each class holding office for staggered three-year terms. We are asking stockholders to adopt the Declassification Proposal in order to declassify the Board and provide for the annual election of directors. The Board has approved the Declassification Proposal and declared it to be advisable and in the best interests of the Company and its stockholders, and recommends that the stockholders adopt the Declassification Proposal.

        The Declassification Proposal would provide for directors to be elected to a one-year term upon the expiration of the directors' current terms, beginning at the 2021 annual meeting of stockholders. This proposal would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment, including directors elected at this Annual Meeting. Accordingly:

  •
  the three-year term for directors elected at the Annual Meeting will expire at the 2023 annual meeting;

  •
  the current three-year terms for Clayton C. Daley, Jr., James E. Healey, Nomi P. Ghez and David Ritterbush will expire at the 2022 annual meeting; and

  •
  the current three-year terms for Joseph E. Scalzo, Robert G. Montgomery, Arvin H. Kash and James D. White will expire at the 2021 annual meeting.

        Beginning with the 2023 annual meeting of stockholders, the entire Board would stand for election annually for one-year terms. If a vacancy occurs prior to the Board being fully declassified, the new Board member will be appointed to fill the remaining portion of the term of the person who has departed the Board.

        In addition, because the Board of Directors is currently classified, our directors can be removed only for cause, whereas Delaware law provides that directors serving on boards of directors that are not classified may be removed for or without cause. The amendment to the Certificate for the Declassification Proposal would permit stockholders to remove directors elected for one-year terms with or without cause. Directors in a class that is serving out the remainder of a three-year term would continue to be removable only for cause.

        In deciding to approve the Declassification Proposal and to recommend that the stockholders vote to adopt the Declassification Proposal, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, considered the advantages and disadvantages of maintaining a classified board structure. A classified Board can benefit stockholders by: promoting continuity and stability of the Board; encouraging directors to take a long-term perspective; reducing the Company's vulnerability to coercive takeover tactics and special interest groups that may not be acting in the best interests of all stockholders; and enhancing the independence of non-management directors by providing them with a longer term of office and insulating them against pressure from special interest groups. While the Board continues to believe that these are important benefits, the Board, on its own initiative, has also considered that a classified board structure may have the effect of reducing the accountability of directors to stockholders, and recognizes the benefit of providing stockholders an annual opportunity to express their satisfaction or dissatisfaction with the actions of the Board. In addition, the Board believes it is important for it to maintain stockholder confidence by demonstrating that it is responsive and accountable to stockholders and committed to strong corporate governance. Therefore, following careful consideration of the matter, and due to its belief that a declassified board structure provides more accountability to stockholders and promotes stronger corporate governance, the Board has adopted resolutions to approve the Declassification Proposal, to declare the Declassification

Proposal advisable and in the best interests of the Company and its stockholders, and to submit the Declassification Proposal to its stockholders for consideration.

Vote Required and Effectiveness

        The affirmative vote of at least 662/3% of the voting power of all of the shares of our common stock outstanding as of the Record Date is required to adopt the Declassification Proposal. In addition to the Declassification Proposal, the Board is also recommending that stockholders approve the Supermajority Voting Removal Proposal, as set forth in Proposal 6 below. The Declassification Proposal and the Supermajority Voting Removal Proposal (collectively, the "2019 Amendments") are not conditioned upon the approval of each other. If either the Declassification Proposal or the Supermajority Voting Removal Proposal are not adopted by stockholders, the Restated Certificate would be revised to only provide for the amendments that are adopted. If our stockholders adopt either the Declassification Proposal, the Supermajority Voting Removal Proposal, or both, the Board has authorized our officers to file the Restated Certificate (reflecting only those provisions adopted by stockholders) with the Secretary of State of the State of Delaware, and the Restated Certificate would become effective upon acceptance by the Delaware Secretary of State. We intend to make that filing as soon as practicable if either the Declassification Proposal or the Supermajority Voting Removal Proposal are adopted at the Annual Meeting. However, even if our stockholders adopt either of the 2019 Amendments, the Board may abandon the 2019 Amendments without further stockholder action prior to the effectiveness of the filing of the Restated Certificate with the Delaware Secretary of State and, if abandoned, the Restated Certificate will not become effective. If the Board abandons the 2019 Amendments, we will publicly disclose that fact and the reason for its determination.

Text of the Proposal

        Article Six of the Certificate contains the provisions that will be affected if the Declassification Proposal is adopted. The proposed changes to this Article, with deletions indicated by strike-outs, additions indicated by underlining and moved text indicated by double underlining, is contained in Appendix A to this proxy statement. If the Declassification Proposal is approved, the language in Appendix A will be incorporated into a full amendment and restatement of the Certificate, which as indicated above, the Board intends to file as soon as practicable if the Declassification Proposal is adopted at the Annual Meeting. The description of the Declassification Proposal set forth above is qualified in its entirety by reference to the text attached as Appendix A to this proxy statement.

The Board recommends that you vote FOR the approval of an amendment to the Certificate to declassify the Board.

 PROPOSAL SIX: APPROVAL OF THE AMENDMENT TO THE CERTIFICATE TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS

Background of Proposal

        We are asking stockholders to adopt the Supermajority Voting Removal Proposal in order to remove the requirement that certain amendments to the Certificate and stockholder amendments to the Bylaws require the approval of 662/3% in voting power of all outstanding shares of voting stock of the Company. The Board has approved the Supermajority Voting Removal Proposal and declared them to be advisable and in the best interests of the Company and its stockholders, and recommends that the stockholders adopt the Supermajority Voting Removal Proposal.

        Article Eleven of the Certificate requires that amendments to the following provisions be approved by 662/3% in voting power of all outstanding shares of voting stock of the Company:

  •
  matters relating to the Board, including authority to fix the size of the Board and the minimum number of directors, authority to fill director vacancies and newly created directorships and the classification of the Board (Article Six);

  •
  the limitation of director liability (Article Seven);

  •
  the right of stockholders to call special meetings and stockholder action by written consent (Article Eight);

  •
  the application of Section 203 of the Delaware General Corporation Law (Article Ten);

  •
  provisions related to the amendment of the Certificate and the Bylaws (Article Eleven); and

  •
  the selection of the Court of Chancery of the State of Delaware as the exclusive forum for certain stockholder actions (Article Twelve).

        The Supermajority Voting Removal Proposal would replace all supermajority voting provisions in the Certificate with a majority of the outstanding voting shares standard.

        In deciding to approve the Supermajority Voting Removal Proposal and to recommend that the stockholders vote to adopt the Supermajority Voting Removal Proposal, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, considered the advantages and disadvantages of a supermajority voting requirement. Such a requirement can benefit stockholders by promoting corporate governance stability and reducing the Company's vulnerability to coercive takeover tactics and special interest groups that may not be acting in the best interests of all stockholders by requiring broad stockholder consensus to make certain fundamental changes. While the Board continues to believe that these are important benefits, the Board has also considered that a supermajority voting requirement may have the effect of reducing the accountability of directors to stockholders, and recognizes the benefit of providing stockholders an opportunity to participate in corporate governance. Therefore, following careful consideration of the matter, and due to its belief that a majority of the outstanding voting shares standard provides more accountability to stockholders and promotes stronger corporate governance, the Board has adopted resolutions to approve the Supermajority Voting Removal Proposal, to declare the Supermajority Voting Removal Proposal advisable and in the best interests of the Company and its stockholders and to submit the Supermajority Voting Removal Proposal to its stockholders for consideration.

Vote Required and Effectiveness

        The affirmative vote at least 662/3% of the voting power of all of the shares of our common stock outstanding as of the Record Date is required to adopt the Supermajority Voting Removal Proposal. As discussed in Proposal 5 above, in addition to the Supermajority Voting Removal Proposal, the Board is also recommending that stockholders approve the Declassification Proposal. The Declassification

Proposal and the Supermajority Voting Removal Proposal are not conditioned upon the approval of each other. If either the Declassification Proposal or the Supermajority Voting Removal Proposal are not adopted by stockholders, the Restated Certificate would be revised to only provide for the amendments that are adopted. If our stockholders adopt either the Declassification Proposal, the Supermajority Voting Removal Proposal, or both, the Board has authorized our officers to file the Restated Certificate (reflecting only those provisions adopted by stockholders) with the Secretary of State of the State of Delaware, and the Restated Certificate would become effective upon acceptance by the Delaware Secretary of State. We intend to make that filing as soon as practicable if either the Declassification Proposal or the Supermajority Voting Removal Proposal are adopted at the Annual Meeting. However, even if our stockholders adopt either of the 2019 Amendments, the Board may abandon the 2019 Amendments without further stockholder action prior to the effectiveness of the filing of the Restated Certificate with the Delaware Secretary of State and, if abandoned, the Restated Certificate will not become effective. If the Board abandons the 2019 Amendments, we will publicly disclose that fact and the reason for its determination.

Text of the Proposal

        Article Eleven of the Certificate contains the provisions that will be affected if the Supermajority Voting Removal Proposal is adopted. The proposed changes to this Article, with deletions indicated by strike-outs, additions indicated by underlining and moved text indicated by double underlining, is contained in Appendix B to this proxy statement. If the Supermajority Voting Removal Proposal is approved, the language in Appendix B will be incorporated into a full amendment and restatement of the Certificate, which as indicated above, the Board intends to file as soon as practicable if the Supermajority Voting Removal Proposal is adopted at the Annual Meeting. The description of the Supermajority Voting Removal Proposal set forth above is qualified in its entirety by reference to the text attached as Appendix B to this proxy statement

The Board recommends that you vote FOR the approval of the amendment of the Certificate to eliminate the supermajority voting requirements.

 EXECUTIVE OFFICERS

        The following table provides information regarding our executive officers, including their ages, as of the date of the Annual Meeting:

Name	Age	Position
Joseph E. Scalzo	61	President and Chief Executive Officer and Director
Todd E. Cunfer	55	Chief Financial Officer
David W. Ritterbush	53	President of Quest Nutrition, LLC and Director
C. Scott Parker	63	Chief Marketing Officer
Jill Short Clark	51	Chief Customer Officer
Timothy R. Kraft	40	Chief Legal Officer, Corporate Secretary, Compliance Officer
Hanno E. Holm	48	Chief Operations Officer
Timothy A. Matthews	40	Vice President, Controller and Chief Accounting Officer

        Messrs. Scalzo's and Ritterbush's biographical information is disclosed above under "Proposal One: Election of Directors."

        Todd E. Cunfer has served as our Chief Financial Officer since August 2017 and served as Vice President Finance since he joined us in July 2017. Prior to joining us, Mr. Cunfer worked for The Hershey Company ("Hershey") with over 20 years of financial planning and analysis, capital structure, treasury, supply chain management, strategic operations and merger and acquisition experience. Over his tenure with Hershey, he served in a variety of senior executive finance roles leading the finance teams of multi-billion dollar businesses, including Vice President, Finance for the International business from March 2017 until July 2017, Vice President, Global Supply Chain Finance from February 2015 to March 2017, Vice President, North America Finance from February 2013 to February 2015, and Vice President, U.S. Finance from December 2010 to February 2013. Earlier in his career, Mr. Cunfer held various positions at the United States Enrichment Corporation, ICF Kaiser International, Lockheed Martin Corporation and American Security Bank. Mr. Cunfer has a Master of Business Administration from The Darden School of Business, University of Virginia and Bachelor of Arts in Finance from College of William and Mary.

        C. Scott Parker has served as our Chief Marketing Officer since July 2017 and served in the same role at Atkins since January 2011. Prior to joining Atkins, Mr. Parker served as Vice President of Marketing at Jenny Craig from November 2003 to January 2011. From August 1996 to July 2002, Mr. Parker served as Vice President of Marketing at Bath & Body Works (a Division of Limited Brands). Prior to Bath & Body Works, Mr. Parker held various positions at Consumer Products Innovation, LLC, Bank One, Dial Corp., Procter & Gamble and Frito-Lay. Mr. Parker received a Bachelor of Arts in Economics from Stanford University and an MBA from University of California, Los Angeles.

        Jill Short Clark has served as our Chief Customer Officer since August 2017. Ms. Short Clark joined Atkins in January 2008. From 2008 to 2014, she served as VP Sales, and Regional Vice President, Sales for Atkins. From 2014 to 2015, she served as VP National Account Teams, and was promoted to and served as Senior Vice President, Sales, from September 2015 to August 2017. Prior to joining Atkins, Ms. Short Clark served in various executive sales leadership roles for more than 20 years with increasing responsibility at Muscle Milk, Abbott Nutrition including the EAS brand, and Kraft Foods. Ms. Short Clark received a Bachelor of Applied Science from Florida State University in 1989.

        Timothy R. Kraft has served as our Chief Legal Officer, Corporate Secretary and Compliance Officer since October 2019. Prior to that, Mr. Kraft was our General Counsel, Corporate Secretary and Compliance Officer since June 2018. Prior to joining us, Mr. Kraft served as General Counsel of the Green Chef Corporation ("Green Chef"), a high-growth, USDA-certified organic meal kit company offering premium meals tailored for those following specialized diets including vegan, gluten-free, keto and paleo, from April 2017 to December 2017. Prior to Green Chef, Mr. Kraft served in various legal roles for Boulder Brands, Inc. ("Boulder Brands"), a publicly-traded company with a portfolio of health-focused food brands, from 2009 through 2016, including as Chief Legal Officer and Corporate Secretary from December 2014 to January 2016. Boulder Brands was acquired by Pinnacle Foods in January of 2016 and Mr. Kraft remained with the company to lead the integration through the end of 2016. Prior to joining Boulder Brands, Mr. Kraft was in private practice focusing on general corporate law and mergers and acquisitions in Milwaukee, Wisconsin. Mr. Kraft received a Juris Doctor from Marquette University Law School and a B.A. degree from Truman State University.

        Hanno E. Holm has served as our Chief Operations Officer since October 2019 and prior to that, Mr. Holm was our Vice President and Chief Operations Officer since July 2017 and has served in the same role at Atkins since November 2013. Prior to joining Atkins, Mr. Holm served as Chief Operations Officer of Charterhouse Baking Group from January 2012 to November 2013. From 2008 to 2012, Mr. Holm served as Chief Executive Officer and President of Hero/WhiteWave LLC. Before Hero/WhiteWave LLC, Mr. Holm served as Chief Executive Officer and Chief Operations Officer of Hero Group Divisions from 2003 to 2007. Mr. Holm previously worked at PRTM, STM and Brookes and Gatehouse Ltd. Mr. Holm currently serves on the board of directors of two privately-held companies. Mr. Holm received a Master of Business Administration from Cranfield University in England and a Master in Manufacturing Engineering from the University of Cambridge.

        Timothy A. Matthews has served as our Vice President, Controller and Chief Accounting Officer since July 2017, and has served in the same role at Atkins since November 2016. Prior to joining Atkins, Mr. Matthews served as Corporate Controller of Gevo, Inc. from June 2014 to November 2016. From May 2011 to June 2014, Mr. Matthews served as Senior Manager of Global Accounting and Consolidations at Molson Coors Brewing Company. Mr. Matthews was manager of Technical Accounting at Intermap Technologies from 2010 to 2011, and practiced with PricewaterhouseCoopers from 2003 to 2010. Mr. Matthews received an MBA from University of Denver and a Bachelor of Business Administration from St. Norbert College, and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis is designed to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the compensation of our named executive officers ("NEOs") for fiscal year 2019. For fiscal year 2019, our named executive officers were:

Named Executive Officer	Title
Joseph E. Scalzo	President and Chief Executive Officer
Todd E. Cunfer	Chief Financial Officer
C. Scott Parker	Chief Marketing Officer
Timothy R. Kraft	Chief Legal Officer, Corporate Secretary, Compliance Officer
Hanno E. Holm	Chief Operations Officer

Executive Summary

        Our compensation program for our named executive officers and other executive officers is designed to meet the following primary objectives:

  •
  Management Development and Continuity.  Attract, retain and motivate individuals of superior ability and managerial talent to develop, grow and manage our business by offering competitive compensation opportunities with both short term and significant long-term components;

  •
  Pay-for-Performance.  Align executive officer compensation with the achievement of our short- and long-term corporate strategies and business objectives and with the long-term interests of our stockholders through the use of performance-based and variable compensation elements; and

  •
  Long-Term Focus on Stockholder Value.  Align executives with stockholder value creation by delivering a significant portion of our executive officers' compensation in the form of equity-based awards that vest over multiple years.

        We believe compensation should be structured to ensure that a significant portion of the total compensation opportunity for our named executive officers is directly related to our performance and other factors that directly and indirectly influence stockholder value. The Compensation Committee demonstrated its pay-for-performance philosophy and alignment of executive and stockholder interests in setting executive compensation by continuing to weight compensation toward performance-based pay. For fiscal year 2019, our fixed compensation versus targeted variable compensation was structured as follows for Mr. Scalzo and the other named executive officers:

CEO Pay Elements	Average NEO Pay Elements

Strategic and Financial Highlights

        In evaluating our overall executive compensation program and decisions, including payouts and awards under our pay-for-performance compensation programs, the Compensation Committee considered a number of factors, including the strategic and financial performance and position of our company in fiscal year 2019. Some specific highlights and key accomplishments considered by the Compensation Committee in its decision-making process included:

  •
  Strong Financial Results.  Net Sales were $523 million, a 21.3% increase over fiscal year 2018, with Adjusted EBITDA approaching $100 million, a 25.6% increase over fiscal year 2018. Our financial performance remained strong. As of August 31, 2019, we had cash and cash equivalents of $266.3 million, and $196.5 million in outstanding principal under our term loan, resulting in a trailing twelve month Net Debt to Adjusted EBITDA ratio of (0.7)x. During fiscal year 2019, we also paid $26.5 million to settle the Tax Receivable Agreement with Roark Capital. See Annex I for a reconciliation of Adjusted EBITDA and Net Debt to Adjusted EBITDA to their respective most comparable GAAP measures.

  •
  Transformational Acquisition.  In August of 2019, the Company entered into a definitive agreement to acquire Quest Nutrition, LLC, the operator of Quest® branded protein-enriched bars, chips, cookies and pizzas, which management believes will help the Company lead the nutritious snacking movement alongside its Atkins® and SimplyProtein® brands. The Company completed the acquisition on November 7, 2019.

  •
  Future Strategic Plan and Initiatives.  Management developed a three-year strategic plan to position the Company for sustained growth during the next several years. We also implemented a Strategic Sourcing Initiative ("SSI") that we believe will result in significant supply-chain improvements and enable us to maintain strong gross margins. The program is focused on procurement, co-manufacture supply processes and logistics.

  •
  Grew Consumer Buyer Base.  For our Atkins® brand, we experienced strong new buyer and retained buyer growth in fiscal year 2019 and our buy rate increased among both buyer groups in this period. We believe our strong performance among our consumer buyer base was driven mainly by effective marketing, product trial, high quality products and improved packaging.

Equity Compensation Changes—Performance-Based Awards

        In fiscal year 2019, the Compensation Committee began granting performance-based stock awards to further our objective of a pay-for-performance compensation program to tie executive compensation to the achievement of our longer-term corporate strategies and business objectives and to the long-term interests of our stockholders. The Compensation Committee granted performance-based restricted stock units ("PSUs") to our executive officers, with each PSU representing the contingent right to receive one share of our common stock.

        The PSUs vest at the end of a three-year period as follows:

          (i)    50% of the PSUs vest on November 8, 2021 if the closing price of our common stock for at least 20 of the 30 consecutive trading days immediately prior to November 8, 2021, equals or exceeds 100%, but less than 115%, of the closing price of our common stock on the grant date; and

          (ii)   100% of the PSUs vest on November 8, 2021 if the closing price of our common stock for at least 20 of the 30 consecutive trading days immediately prior to November 8, 2021, meets or exceeds 115% of the closing price of our common stock on the grant date.

        The Compensation Committee also continued its practice of granting stock options to our executive officers, which provide value to our executives only if our stock price increases from the initial exercise price on the grant date.

        For fiscal year 2020, the Compensation Committee changed the mix of equity to 50% PSUs, 25% stock options and 25% RSUs to provide a balanced and competitive equity program that continues to focus on long-term stockholder value and achievement of corporate objectives and strategies. PSUs awarded in fiscal year 2020 vest at the end of a three-year period based on the achievement of a relative total shareholder return (Relative TSR) metric measured against the Russell 3000 Food & Beverage Index. PSUs awarded in fiscal year 2020 will once again not have a possible payout beyond target.

Key Features of Fiscal Year 2019 Executive Compensation Program

        Our fiscal year 2019 executive compensation program continued to reflect our strong commitment to reward pay for performance and to align with, and continue to drive, stockholder value. Through our commitment to good governance, we have implemented the following practices:

THINGS WE DO:		THINGS WE DON'T DO:
✓	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.	×	No excise tax gross-ups. We do not provide our management with "excise tax gross-ups" in the event of a change in control.
✓	Independent compensation consultant. The Compensation Committee retains an independent compensation consultant.	×	Ban on pledging. We do not allow our management or directors to pledge our stock to secure loans or other obligations.
✓
	Assessment of compensation risk. The Compensation Committee assessed our compensation policies and programs and determined that our compensation policies and programs are unlikely to give rise to risks reasonably likely to have a material adverse effect on the Company.	× ×
Prohibition on hedging. We do not allow our management or directors to enter into derivative transactions in Company stock, including hedges.

No excessive executive benefit programs. We do not provide our management with pensions or any other enhanced benefit programs.
✓ ✓	Performance-based pay. The Compensation Committee focuses on paying our executives for their performance. Stock Ownership. We require strong stock ownership for executive officers and directors.	× ×	No repricings. Our equity plans do not allow repricing of stock option or stock appreciation rights without stockholder approval. No excessive perquisites. Our management receive limited perquisites.
✓	Clawback Policy. In fiscal year 2019, we adopted an executive compensation "clawback" policy to recoup incentive compensation in certain situations.	×	No tax gross-ups. In fiscal year 2019, we eliminated tax gross ups relating to certain commuting expenses for certain executives.

Compensation Administration and Independent Compensation Consultant

        The Compensation Committee, and/or a Compensation Sub-Committee, each comprised solely of independent directors (collectively, the "Compensation Committee"), determines the compensation of our executive officers and administers our equity incentive plan. The Compensation Committee is charged with, among other things, the responsibility of reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophy and objectives and that the total compensation paid to our executive officers is consistent with our performance, fair, reasonable and competitive with companies within our industry. The Compensation Committee also reviews and approves our executive compensation programs and consults with an outside advisor to assist in compensation program design and to help develop specific program elements. Executive compensation decisions are typically made by the Compensation Committee at its first regularly scheduled meeting of the fiscal year, normally held in October or November. This allows the Compensation Committee to have a good understanding of the prior fiscal year financial performance prior to making compensation decisions for the next year.

        Our chief executive officer annually reviews the performance of each of our executive officers, other than himself, and, based on these reviews, makes recommendations to the Compensation Committee regarding salary adjustments, annual incentive bonus payments and equity incentive awards. The Compensation Committee believes it is valuable to consider the recommendations of our chief executive officer with respect to these matters given his knowledge of our operations and the day-to-day responsibilities of our executive officers, and he is in a unique position to provide the Compensation Committee with insight into the performance of our executive officers in light of our business at a given point in time. While the Compensation Committee considers the chief executive officer's reviews and recommendations, the Compensation Committee decides the compensation of our executive officers and also considers, among other things, Company and individual performance, peer group data and recommendations from an independent compensation consultant, Mercer, as further described below.

        The Compensation Committee has retained Mercer as its independent executive compensation consultant to advise the Compensation Committee with respect to our compensation programs for non-employee directors, executive officers, and senior executives. Mercer also assisted the Compensation Committee with the development of a peer group against which to evaluate our executive compensation levels and our proposed equity compensation program. Mercer has not provided, and is not expected to provide, advice or assistance to us in any areas other than executive compensation. In addition, the Compensation Committee considered the independence of Mercer in light of SEC rules and Nasdaq listing standards, which requires compensation committees to assess the independence of their compensation consultant, legal counsel and other advisors prior to receiving advice from them. The Compensation Committee has reviewed its and the Company's relationships with Mercer and has not identified any conflicts of interest.

        The Compensation Committee took the results of Mercer's comparative analyses of our peer groups (as described below), as well as the considerations provided by Mercer with respect to components and levels of compensation for our executive officers, under advisement in determining competitive market practice in our industry. The Compensation Committee considered the assessment of peer group market compensation, historical compensation levels, subjective assessments of individual performance and value to the Company, and other subjective factors in establishing and approving the various elements of our executive compensation program for fiscal year 2019.

Peer Companies

        We operate primarily in the highly-competitive nutritional snacking and meal replacement segment of the food and beverage industry. Within this segment, we operate a unique "asset light" business model, where substantial operating activities, such as manufacturing, are outsourced. As a result, our management team is required to effectively select, oversee and scale the business over time with certain strategic partners. Our management team also must effectively manage our growth within a segment of the food and beverage industry that competes fiercely for manufacturing capacity at third party contract manufacturers. In many instances, we compete for manufacturing capacity against much larger and better-resourced companies. These factors make determining directly comparable information with respect to compensation information at "peer" companies challenging. Many "peer" companies operate different business models and have significantly different resources available, or operate within different segments of the consumer packaged goods industry. Notwithstanding these challenges, with the assistance of Mercer, the Compensation Committee adopted a peer group in 2017, which was updated in July 2018 for fiscal year 2019. In the process of choosing companies for our peer group, Mercer and the Compensation Committee examined companies in the consumer staples and discretionary products space, with a particular emphasis on food and beverage companies, and took into account revenue size, market capitalization and net income margins. Whether companies listed the Company as a peer in their most recent proxy statement and whether proxy advisory firms considered a company as a peer to the Company was also considered.

        Based on the recommendation of Mercer, the Compensation Committee sought to establish a peer group of between 12 and 18 companies in order to have a mix of companies that would provide meaningful compensation data.

        It is the intent of the Compensation Committee to review the peer group at least annually and make any adjustments to the list of peers that may be appropriate to recognize changes in performance, size and business scope and to adjust for any companies that have been acquired and no longer report compensation data. For fiscal year 2019, the 17 selected peer companies were as follows:

Fiscal Year 2019 Peer Companies

B&G Foods Blue Buffalo Pet Products e.l.f. Beauty Farmer Bros. Freshpet Hostess Brands	Inter Parfums J&J Snack Foods John B. Sanfilippo & Son Lancaster Colony Landec Corporation Nutrisystem	Pinnacle Foods Snyder's-Lance The Hain Celestial Group Tootsie Roll Industries WD-40 Company

        Although Hain Celestial, Pinnacle Foods, and Snyder's-Lance are all larger in both revenue and market capitalization than us, the Compensation Committee determined they are direct competitors for talent given their business focus and, in the case of Hain Celestial and Pinnacle Foods, their substantial operations in proximity to the Company's headquarters in Denver, Colorado. The Compensation Committee determined to add Nutrisystems, Inc., Inter Parfums, Inc., WD-40 Company and Medfast, Inc. to our peer group for fiscal year 2019 as consumer products companies that are close in size to us. Omega Protein Corporation, Amplify Snack Brands, Inc. and Inventure Foods, which were members of our peer group for fiscal year 2018, were each acquired and therefore removed from the peer group. While Snyder's-Lance, Inc. and Blue Buffalo Pet Products, Inc. were also acquired, these companies remained in the peer group for fiscal year 2019 as they continued to disclose their most recent fiscal year compensation. These two companies will be removed from the peer group for fiscal year 2020.

        The Compensation Committee uses relevant compensation data from the annual total compensation study of peer companies to help inform its decisions regarding compensation elements, levels and opportunities. The Compensation Committee establishes targeted pay levels by role, taking into account the competitive peer data and factors such as business performance, individual performance, job responsibilities, individual skill sets and other relevant factors. The Compensation Committee generally targets compensation for the Company's executive officers at the 50th percentile of the peer group, although the Compensation Committee reviews all relevant factors when determining executive compensation. The Compensation Committee uses peer company data as a guideline to inform its actions, but does not benchmark compensation to any specific level of compensation of the peer companies.

Fiscal Year 2019 Compensation Elements & Philosophy

        The objective of our compensation program is to provide a total compensation package to each named executive officer that will enable us to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success. Our executive compensation philosophy is focused on "pay-for-performance," which means results above or below our expectations may result in above- or below-market compensation outcomes in any given fiscal year.

        Our compensation program is primarily made up of the following direct compensation elements:

Element	Fixed or Variable	Purpose & Design Features
Base Salary	Fixed	To attract and retain executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive's position, role, responsibility and experience.
Annual Cash Incentive	Variable	To motivate and reward the achievement of our annual performance, based on the attainment of pre-defined financial performance objectives.
Equity Awards	Variable	To align executives' interests with the interests of stockholders through equity-based compensation with performance-based and time-based vesting periods, and to promote the long-term retention of our executives and other key management personnel.
Benefits	Fixed	To provide attractive benefits that promote employee (and potentially family) health and wellness. Benefits are provided at a level that is the same or similar to all employees.

Base Salary

        In October 2018, the Compensation Committee reviewed base salaries to ensure that they generally were competitive with market levels and generally reflected our level of financial performance during the previous year. No formulaic base salary increases are provided to our named executive officers; however, annual merit increases are provided when the Compensation Committee determines that such increases are warranted in light of national salary increase levels, salary levels within our peer companies, individual performance and/or overall company performance. We pay base salaries to attract, recruit and retain qualified employees. The base salaries for the fiscal year ended August 31, 2019 for our named executive officers take into account the initial base amount set forth in the executive's respective employment agreement, severance agreement or employment offer letter, as applicable, and the scope of the executive's responsibilities, individual contributions, prior experience and sustained performance.

        The base salaries of our named executive officers for fiscal year 2019 were as follows:

Named Executive Officer	Base Salary at End of Fiscal Year 2018	Base Salary at End of Fiscal Year 2019	Increase Over Fiscal Year 2018 Base Salary
Joseph E. Scalzo	$715,000	$736,450	3.0%
Todd E. Cunfer	$375,000	$400,000	6.7%
C. Scott Parker	$456,103	$469,786	3.0%
Timothy R. Kraft	$365,000	$375,950	3.0%
Hanno E. Holm	$327,540	$337,366	3.0%

        The increases in base salaries for our named executive officers were effective as of January 1, 2019, except for Mr. Cunfer, whose salary increase was effective as of November 8, 2018. For each of our named executive officers, salary increases in fiscal year 2019 were driven in large part by market adjustments to bring executive compensation more in line with our peer companies at the 50th percentile of our peer group, along with individual performance evaluations.

Annual Performance-Based Cash Incentive Compensation

        Our named executive officers are eligible to participate in our annual performance-based cash incentive plan. The annual percentage targets as a percentage of fiscal year-end base salary for each named executive officer are set forth in their respective employment agreements, severance agreements or employment offer letters, as applicable, as adjusted annually by the Compensation Committee. The annual financial objectives and final annual cash incentive award determinations are made by the Compensation Committee.

        All of the named executive officers participated in the annual performance-based cash incentive plan for the fiscal year ended August 31, 2019 (the "2019 Incentive Plan"). The 2019 Incentive Plan applicable to the named executive officers was based upon achievement of financial objectives, of which 50% was tied to net sales of the Company and 50% was tied to Adjusted EBITDA. (Mr. Scalzo, Mr. Cunfer and Mr. Holm were scored based on consolidated net sales and Adjusted EBITDA, and Mr. Parker and Mr. Kraft were scored based on North America net sales and Adjusted EBITDA). The Compensation Committee selected these metrics for the 2019 Incentive Plan, because the success of implementing our long-term strategy and evaluating our business are measured through net sales and Adjusted EBITDA.

        The table below sets forth the target and actual results for fiscal year 2019 with respect to the objective company performance goals established under the 2019 Incentive Plan:

Performance Factor	2019 Threshold (in millions)	2019 Target (in millions)	2019 Maximum (in millions)	2019 Actual (in millions)
Net Sales—Consolidated	$449.5	$468.2 - $472.2	$511.6	$524.9
Net Sales—North America	$425.1	$442.8 - $446.8	$482.2	$498.7
Adjusted EBITDA—Consolidated(1)	$80.4	$85.8 - $86.8	$98.8	$98.9
Adjusted EBITDA—North America(1)	$78.1	$83.0 - $84.0	$94.0	$96.2

(1)
For purposes of the 2019 Incentive Plan, Adjusted EBITDA (earnings before interest, tax, depreciation and amortization) is calculated as net income before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction and IPO readiness costs, restructuring costs, management fees, frozen media licensing fees, non-core legal costs, transactional exchange impact, change in fair value of contingent consideration—TRA liability, business transaction costs and other non-core expenses, using constant currencies through the 2019 fiscal year.

        Participants in the 2019 Incentive Plan were eligible to receive between 50% and 200% of each participant's respective target annual cash incentive award based on actual performance as discussed below, as well as up to 25% of target adjustment based on the achievement of individual performance objectives. The following outlines the payout methodology in connection with the achievement our company financial performance measures under the 2019 Incentive Plan. Percentage payouts between performance levels is determined by linear interpolation.

Payment Methodology—Net Sales and Adjusted EBITDA
	Payment Levels as a Percent of Target
Performance Factor	0%	50%	100%	150%	200%
Consolidated Net Sales	<96%	96%	100%	105%	109%
Consolidated Adjusted EBITDA	<94%	94%	100%	108%	115%
North America Net Sales	<96%	96%	100%	105%	109%
North America Adjusted EBITDA	<94%	94%	100%	107%	113%

        Each named executive officer's target incentive (expressed as a percentage of base salary and as a dollar amount), performance factors and weightings, level of achievement of the performance factors for the fiscal year ended August 31, 2019 and 2019 award amounts are set forth in the table below.

Name	Base Salary at Fiscal Year-End ($)	Target Incentive (as Percentage of Base Salary) (%)	Target Incentive ($)	Performance Factors and Weighting	Achievement (%)	2019 Award ($)(1)
Joseph E. Scalzo	$736,450	100%	$736,450	Net Sales (Consolidated)—50%, Adjusted EBITDA (Consolidated)—50%	200%	$1,472,900
Todd E. Cunfer	$400,000	60%	$240,000	Net Sales (Consolidated)—50%, Adjusted EBITDA (Consolidated)—50%	200%	$480,000
C. Scott Parker	$469,786	50%	$234,893	Net Sales (North America)—50%, Adjusted EBITDA (North America)—50%	200%	$528,509
Timothy R. Kraft	$375,950	60%	$225,570	Net Sales (North America)—50%, Adjusted EBITDA (North America)—50%	200%	$451,140
Hanno E. Holm	$337,366	50%	$168,683	Net Sales (Consolidated)—50%, Adjusted EBITDA (Consolidated)—50%	200%	$337,366

(1)
Mr. Parker received an upward adjustment of 25% of his target incentive based on overachievement of individual performance objectives.

Long-Term Equity Incentive Compensation

        We provide equity-based long-term incentive compensation to our named executive officers to link long-term results with our stockholders' interests, to promote the long-term retention of our executives and key management personnel, and to ensure that such named executive officers have a continuing stake in our long-term success. We grant equity incentive awards to our named executive officers in conjunction with the applicable named executive officer's initial hire, and at other times at the discretion of the Compensation Committee, and we have implemented annual equity awards to be made after the close of the fiscal year. Mr. Kraft received a new hire award of time-based restricted stock units, or RSUs, in fiscal year 2019.

        The Compensation Committee believes in a balanced approach to long-term incentive compensation. Under our equity-based long-term incentive program (the "LTI Program") for fiscal year 2019, we granted our executive officers two types of awards: PSUs and time-based stock options ("stock options"). Based on a review of market data and recommendations from Mercer, each named executive officer has a targeted aggregate dollar value, which is allocated among the awards as outlined below. In fiscal year 2019, the Compensation Committee began granting PSUs to further our objective of a pay-for-performance compensation program to tie executive compensation to the achievement of our longer-term corporate strategies and business objectives and to the long-term interests of our stockholders.

        The table below outlines the mix of awards granted to our named executive officers in fiscal year 2019:

Award Type	Fiscal Year 2019 Allocation Percentage	Alignment to Stockholder Interests
PSUs	50%	Vesting depends on our performance at the end of a three-year performance period if specified stock price metrics are met
Stock Options	50%	Value of award depends on the appreciation of our stock price

        PSUs.    Each PSU represents the contingent right to receive one share of our common stock upon vesting. The PSUs vest at the end of a three-year period as follows:

Three-Year Performance Period Ending November 8, 2021

Amount of RSUs Vesting
Performance Criteria: Closing price of our common stock for at least 20 of the 30 consecutive trading days immediately prior to November 8, 2021:
Greater than $19.89 per share but less than $22.87 per share	50%
Equal to or greater than $22.87 per share	100%

        Stock Options.    The value of stock options is based on stock price appreciation after the grant date. Stock option grants have a 10-year term and vest in three equal annual installments beginning on the first anniversary of the grant date. The exercise price equals our closing stock price on the date of grant.

        The equity awards granted to our named executive officers in fiscal year 2019 were as follows:

Name	Time-Based Stock Options (#)	PSUs at Maximum Vesting (#)
Joseph E. Scalzo	105,418	59,027
Todd E. Cunfer	29,487	16,511
C. Scott Parker	33,623	18,826
Timothy R. Kraft	26,907	15,066
Hanno E. Holm	16,902	9,464

        For fiscal year 2019, Mr. Kraft also received time-based restricted stock units ("RSUs") related to his offer of employment. The RSUs vest in three equal annual installments beginning on the first anniversary of the grant date.

Benefits and Perquisites

        We offer health and welfare benefits and life insurance to our named executive officers on the same basis that these benefits are offered to other eligible employees. Also, our named executive officers participate in our 401(k) on the same basis as other eligible employees.

        We offer limited perquisites to our named executive officers. During fiscal year 2019, we provided supplemental life and disability insurance to our named executive officers. Also during fiscal year 2019, we provided reimbursement of commuting expenses, with related estimated tax gross-ups, to certain of our named executive officers. Beginning calendar year 2019, we shifted this benefit to solely a commuting allowance and will no longer provide any tax gross-up payments in connection with commuting activities. We also provide on a limited and infrequent basis the personal use of chartered private aircraft by our President and Chief Executive Officer. For additional information, see "—Summary Compensation Table" below.

Employment Arrangements

        Mr. Scalzo's Employment Agreement.    In connection with the consummation of the Business Combination, we entered into an amended and restated employment agreement with Mr. Scalzo, dated July 7, 2017, which was further amended in October 2019. The initial term of the agreement is five years, and thereafter, the term automatically renews for additional one-year periods, unless either party provides 90 days' written notice of non-renewal. The agreement provides Mr. Scalzo, among other things, with: (i) an initial base salary of $715,000, subject to increase (but not decrease) in the discretion of the Board of Directors; (ii) a target annual cash incentive award opportunity equal to 100% of base salary for fiscal year 2018 and each year thereafter; (iii) a grant of options to purchase 1.2 million shares of our common stock at an exercise price equal to the fair market value of one share of our common stock as of the grant date; (iv) the opportunity to receive future equity and other long-term incentive awards, as determined in the Board's discretion; and (v) eligibility to participate in the employee benefit plans, programs and policies maintained by us for our senior executives generally, in accordance with the terms and conditions thereof as in effect from time to time.

        Mr. Scalzo's employment agreement was amended in October 2019. Pursuant to the terms of the amendment, among other things, upon the occurrence of a Change in Control of the Company, any outstanding unvested incentive equity awards held by Mr. Scalzo will be entitled to accelerated vesting only if Mr. Scalzo also experiences a Qualifying Termination (as defined in the Agreement) within 12 months following the Change in Control, subject to Mr. Scalzo's executing and not revoking the release required by the terms of the Agreement. Prior to this modification, Mr. Scalzo was entitled to acceleration of any outstanding unvested incentive equity awards upon the Change in Control only, without an accompanying termination from the Company in connection with the Change in Control.

Other Employment Letters

        Other than Mr. Scalzo, none of the NEOs have an employment agreement. Each of the NEOs other than Mr. Scalzo participate in The Simply Good Foods Company Executive Severance Plan (the "Executive Severance Plan"). See "Potential Payments Upon Termination or Change in Control" for a description of Executive Severance Plan. At the time of their respective hire dates, we entered into employment letters with each of Messrs. Cunfer, Parker, Kraft, and Holm. In each of the employment letters, the NEO's employment is "at will," and the employment letter does not include a specific term. The employment letters set forth an initial base salary and provide for increases from time to time by the Board of Directors. Each NEO is eligible for an annual cash incentive award, with a target amount set as a percentage of their base salary and the actual amount based upon the achievement of performance goals established by the compensation committee from time to time. The employment letters provide that each NEO is eligible to participate in the employee benefit plans, programs and policies maintained by us from time to time. Mr. Parker's employment letter also provided for reimbursement of commuting expenses. For fiscal year 2018, we provided Mr. Parker with reimbursement of commuting expenses, with related tax gross-ups. In fiscal year 2019, we shifted this benefit for Mr. Parker to solely a commuting allowance, and we ceased providing any tax gross-up payments for this benefit.

Review of Risk in our Compensation Programs

        We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. We reviewed our conclusion with our Compensation Committee, which believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit the Company over the long term. We believe the following features of our compensation programs help mitigate risks:

  •
  the Compensation Committee uses an independent compensation consultant to advise the Compensation Committee on executive compensation decisions;

  •
  executive officers are subject to minimum stock ownership guidelines;

  •
  our Insider Trading Policy prohibits (i) officers, directors and other employees from entering into hedging or monetization transactions or similar arrangements with respect to our securities and (ii) pledging our securities;

  •
  our incentive compensation clawback policy permits the Company to recoup incentive compensation paid on the basis of financial results that are subsequently restated or because of financial or reputational harm to the Company;

  •
  the Compensation Committee absent intervening events such as those related to merger and acquisition activities typically approves short-term incentive program goals at the start of the fiscal year and approves the performance achievement levels and final payments at the end of the fiscal year;

  •
  the short-term incentive program payouts are capped;

  •
  we use a mix of cash and equity incentive programs; and

  •
  we use a mix of equity award types, all of which are subject to multi-year vesting for executive officers.

Stock Ownership Guidelines

        To further align our named executive officers and other senior leaders with our stockholders and to maintain our commitment to strong corporate governance, we maintain rigorous ownership guidelines for our executive officers and certain other senior leaders. See "—Director and Executive Officer Stock Ownership Guidelines." Our executive officers and other senior leaders are required to own common stock equal to a multiple of their annual base salary, depending on their level as set forth below:

Position	Stock Ownership Guidelines
Chief Executive Officer	Five Times (5.0x) Base Salary
Executive Officers, other than Chief Accounting Officer	Three Times (3.0x) Base Salary
Senior Vice Presidents and the Chief Accounting Officer	One Time (1.0x) Base Salary

        Executive officers and senior leaders are expected to satisfy these guidelines within five years of assuming their positions and may not sell any common stock until they are in compliance with such guidelines and thereafter only if the guidelines remain satisfied after giving effect to the sale. In instances where the stock ownership guidelines would place a severe hardship, the Compensation Committee will make a final decision as to an alternative stock ownership guideline for such person that reflects both the intention of the guidelines and personal circumstances. Each of our executive officers and senior leaders is currently in compliance with the stock ownership guidelines or is on track to meet the ownership guidelines by the required deadline.

        Shares that count towards the ownership guidelines include:

  •
  shares owned directly (or through a nominee);

  •
  shares beneficially owned in a family trust or by one's spouse or minor children;

  •
  shares that can be purchased pursuant to vested stock options up to the intrinsic value of the options, where the intrinsic value means the difference between the fair market value of our common stock on the date of measurement and the exercise price of the applicable stock option, multiplied by the number of vested options held; and

  •
  deferred stock units of the company.

        Unvested equity awards do not count towards the ownership guidelines.

Anti-Hedging and Pledging Policy

        Our Insider Trading Policy prohibits our officers, directors and all other employees from (i) pledging any of our securities as collateral for a loan, (ii) holding our securities in a margin account, (iii) engaging in short sales, (iv) buying or selling put or call positions or other derivative positions in our securities, and (v) entering into hedging or monetization transactions or similar arrangements with respect to our securities.

Recoupment ("Clawback") Policy

        In July 2019, the Board adopted a clawback policy that applies to certain incentive compensation for our executive officers and other employees paid or awarded after July 2019. The clawback policy provides that in the event of a restatement of the Company's financial statements as a direct result of material noncompliance with any financial reporting requirements and the Board determines, in its sole discretion, that an executive officer subject to the policy committed an act or omission that gave rise to the circumstances requiring the accounting restatement and which constituted negligence, misconduct, wrongdoing or a violation of any of the Company's rules or of any applicable legal or regulatory requirements on the part of that executive officer in the course of their employment by, or otherwise in connection with, the Company, then the Board will determine whether the Company should seek to recover any excess incentive compensation received by the employee during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

        In addition to the provisions described above, should the Board determine, in its sole discretion, that one of our executive officers or other employee subject to the policy committed an act or omission during the course of his or her employment with the Company that gives rise to a material adverse effect on the financial condition or reputation of the Company, and such act or omission constituted (i) willful, knowing or intentional violation of any of the Company's rules or any applicable legal or regulatory requirements, or (ii) fraud or other illegal conduct, then the Board will determine whether the Company should seek to recover from that employee up to 100% (as determined by the Board in its sole discretion as appropriate based on the conduct involved) of the incentive compensation received by such employee from the Company during the three completed fiscal years immediately preceding the date on which the Board becomes aware of such material adverse effect, and not just the excess of what would have been paid to the employee under an accounting restatement as described above.

        For purposes of the policy, incentive compensation means any compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting or stock price measure determined and presented in accordance with the accounting principles used in preparing the Company's financial statements, including annual bonuses and other short- and long-term cash incentives and equity based awards.

Effect of Accounting and Tax Treatment

        When determining the components of the compensation paid to our executive officers, we review the anticipated accounting and tax consequences to us and the executive officers, including: the recognition of share-based compensation (see Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2019); Section 162(m) of the Internal Revenue Code (the "Code") which imposes a limit on the amount of compensation that we may deduct in any one year with respect to our NEOs; the Tax Cuts and Jobs Act which eliminated the exception that allowed for the deductibility of certain performance-based compensation; and Section 409A of the Code. We strive to ensure that there are no negative accounting or tax implications due to the design of our executive compensation programs; however, we will take the actions that we deem necessary and appropriate to further the best interest of our stockholders, promote our corporate goals, and achieve our goal of paying for performance.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The Compensation Committee:

Clayton C. Daley, Jr. (Chairperson)
Robert G. Montgomery
Brian K. Ratzan
David J. West

Summary Compensation Table

        The following table sets forth information regarding compensation earned by our named executive officers during fiscal years 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph E. Scalzo	2019	729,300	704,192	729,493	1,472,900	23,898	3,659,783
President and Chief Executive	2018	715,000	—	—	925,925	22,321	1,663,246
Officer	2017	671,721	—	4,452,000	504,755	1,730,593	7,359,069
Todd E. Cunfer(5)	2019	395,360	196,976	204,050	480,000	11,339	1,287,725
Chief Financial Officer	2018	375,000	—	71,070	306,000	71,302	823,372
C. Scott Parker	2019	465,225	224,594	232,671	528,509	131,353	1,582,352
Chief Marketing Officer	2018	451,675	—	—	367,163	156,490	975,328
	2017	429,606	—	886,479	216,909	1,064,921	2,597,915
Timothy R. Kraft(6)	2019	372,300	556,633	186,196	451,140	16,169	1,582,438
Chief Legal Officer, Corp. Secretary, Compliance Officer
Hanno E. Holm(6)	2019	334,091	112,906	116,962	337,366	14,496	915,821
Chief Operations Officer

(1)
The amounts included under the "Stock Awards" column reflect the aggregate grant date fair value of PSUs (granted to each NEO) and RSUs (granted to Mr. Kraft), and do not correspond to the actual values that will be realized by the executive officer. The value of these awards is computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Information about the assumptions used to calculate the grant date fair value of such equity awards can be found in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2019.

The grant date fair value for the PSUs is calculated based on the target number of shares, which also represents the maximum payment level. For fiscal year 2019, the total aggregate grant date fair value of the PSUs assuming the achievement of threshold performance, would be as follows: $352,096 for Mr. Scalzo, $98,488 for Mr. Cunfer, $112,297 for Mr. Parker, $89,869 for Mr. Kraft and $56,453 for Mr. Holm.

(2)
The amounts reflect the aggregate grant date fair value of non-qualified stock options granted to the NEOs, and do not correspond to the actual value that will be realized upon exercise by the NEOs. The value of these awards is computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Information about the assumptions used to calculate the grant date fair value of such equity awards can be found in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2019.

(3)
Represents amounts earned by the named executive officers under the 2019 Incentive Plan. These payments were made to the NEOs after the close of the fiscal year for which they were earned. See "—Annual Performance-Based Cash Incentive Compensation" above.

(4)
Amounts in this column include company cash matching contributions to the 401(k) plan account for each of the NEOs as follows: Mr. Scalzo $8,250, Mr. Cunfer $5,833, Mr. Parker $8,400, Mr. Kraft $12,658 and Mr. Holm $8,250. Amounts also include supplemental life insurance premiums in the amount of $924 for each NEO and supplemental disability insurance premiums for each of the NEOs as follows: Mr. Scalzo, $5,363, Mr. Cunfer $4,582, Mr. Parker $5,968, Mr. Kraft $2,587 and Mr. Holm $5,322. Mr. Scalzo's amount also includes $9,361 of imputed income associated with the personal use of a private aircraft which was arranged on his behalf by the company. Mr. Parker's amount also includes $103,145 for the reimbursement of commuting expenses and a tax-gross up of $12,916 related to this commuting expense reimbursement. Fiscal year 2019 will be the last year the Company provides any tax-gross up related to commuting expenses.

  Amounts for 2017 for Messrs. Scalzo and Parker included approximately $1.7 million and $0.9 million, respectively, in change in control bonus payments made to each person in connection with the Business Combination.

(5)
Mr. Cunfer was appointed our Chief Financial Officer effective August 27, 2017.

(6)
Messrs. Kraft and Holm became named executive officers for the first time in fiscal year 2019.

Grants of Plan-Based Awards Table

        The following table sets forth information regarding plan-based awards granted to our named executive officers during fiscal year 2019. See "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table," below for information with respect to vesting dates.

									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Description	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph E. Scalzo	Annual Incentive		368,225	736,450	1,472,900
	PSUs	11/8/2018				29,513	59,027	—				704,192
	Options	11/8/2018								105,418	19.89	729,493
Todd E. Cunfer	Annual Incentive		120,000	240,000	480,000
	PSUs	11/8/2018				8,255	16,511	—				196,976
	Options	11/8/2018								29,487	19.89	204,050
C. Scott Parker	Annual Incentive		117,447	234,893	469,786
	PSUs	11/8/2018				9,413	18,826	—				224,594
	Options	11/8/2018								33,623	19.89	232,671
Timothy R. Kraft	Annual Incentive		112,785	225,570	451,140
	PSUs	11/8/2018				7,533	15,066	—				179,737
	Options	11/8/2018								26,907	19.89	186,196
	RSUs	11/8/2018							18,949			376,896
Hanno E. Holm	Annual Incentive		84,342	168,683	337,366
	PSUs	11/8/2018				4,732	9,464	—				112,906
	Options	11/8/2018								16,902	19.89	116,962

(1)
These columns consist of threshold, target and maximum annual incentive targets for fiscal year 2019 under the 2019 Incentive Plan. Actual incentive payments are calculated upon achievement of Company performance metrics, with the opportunity for additional increases or decreases of up to 25% of the target based upon individual performance. The Threshold, Target and Maximum payments shown in the table above exclude the 25% upward/downward adjustment tied to individual performance. See "—Summary Compensation Table" above for actual amounts paid.

(2)
The columns under "Estimated Future Payouts Under Equity Incentive Plan Awards" represent the PSUs granted in fiscal year 2019 that will vest in 2021 based upon achievement of Company performance metrics. Earned payments may range from 0% to 100% of target based on performance. There is no provision for a maximum payment above target performance. See "—Long Term Equity Compensation" above.

(3)
The amounts included in this column reflects the aggregate grant date fair value of stock options, PSUs and RSUs granted to the named executive officers in fiscal year 2019, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Information about the assumptions used to calculate the grant date fair value of such equity awards can be found in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2019.

(4)
The grant date fair value of PSUs is reported in the table above at target performance level, which also represents the maximum payment level. The grant date fair value of the PSUs assuming the achievement of threshold performance would be as follows: $352,096 for Mr. Scalzo, $98,488 for Mr. Cunfer, $112,297 for Mr. Parker, $89,869 for Mr. Kraft, and $56,453 for Mr. Holm.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        Amounts in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table represent the actual cash incentive award earned by each named executive officer under the 2019 Incentive Plan. Amounts in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns of the Grants of Plan-Based Awards Table represent the cash incentive award opportunity for each named executive officer under the 2019 Incentive Plan. Amounts in the "Estimated Future Payouts Under Equity Incentive Plan Awards" columns of the Grants of Plan-Based Awards Table represent the threshold and target award opportunity for each named executive officer with respect to PSUs granted in fiscal year 2019. See "—Long Term Equity Incentive Compensation" above for a more detailed description of the 2018 Incentive Plan and the PSUs granted in fiscal year 2019.

        Grants of stock options and RSUs vest in one-third increments on each of the first three anniversaries of the grant date. PSUs vest three years from the grant date contingent upon the achievement of share price growth, See "—Long-Term Equity Compensation" above.

Employment Agreements

Mr. Scalzo's Employment Agreement

        In connection with the consummation of the Business Combination, we entered into an amended and restated employment agreement with Mr. Scalzo, dated July 7, 2017, which was further amended in October 2019. The initial term of the agreement is five years, and thereafter, the term automatically renews for additional one-year periods, unless either party provides 90 days' written notice of non-renewal. The agreement provides Mr. Scalzo, among other things, with: (i) an initial base salary of $715,000, subject to increase (but not decrease) in the discretion of the Board of Directors; (ii) a target annual cash incentive award opportunity equal to 100% of base salary for fiscal year 2018 and each year thereafter; (iii) a grant of options to purchase 1.2 million shares of our common stock at an exercise price equal to the fair market value of one share of our common stock as of the grant date; (iv) the opportunity to receive future equity and other long-term incentive awards, as determined in the Board's discretion; and (v) eligibility to participate in the employee benefit plans, programs and policies maintained by us for our senior executives generally, in accordance with the terms and conditions thereof as in effect from time to time.

        The agreement subjects Mr. Scalzo to certain restrictive covenants, including perpetual confidentiality and mutual non-disparagement, assignment of inventions and non-competition and non-solicitation during the employment term and for 24 months post-employment.

        Pursuant to the terms of the amendment to Mr. Scalzo's agreement in October 2019, among other things, upon the occurrence of a Change in Control of the Company, any outstanding unvested incentive equity awards held by Mr. Scalzo will be entitled to accelerated vesting only if Mr. Scalzo also experiences a Qualifying Termination (as defined in the Agreement) within 12 months following the Change in Control, subject to Mr. Scalzo's executing and not revoking the release required by the terms of the Agreement. Prior to this modification, Mr. Scalzo was entitled to acceleration of any outstanding unvested incentive equity awards upon the Change in Control only, without an accompanying termination from the Company in connection with the Change in Control.

Other Employment Letters

        Other than Mr. Scalzo, none of the NEOs have an employment agreement. Each of the NEOs other than Mr. Scalzo participate in The Simply Good Foods Company Executive Severance Plan (the "Executive Severance Plan"). See "Potential Payments Upon Termination or Change in Control" for a description of Executive Severance Plan. At the time of their respective hire dates, we entered into employment letters with each of Messrs. Cunfer, Parker, Kraft, and Holm. In each of the employment letters, the NEO's employment is "at will," and the employment letter does not include a specific term. The employment letters set forth an initial base salary and provide for increases from time to time by the Board of Directors. Each NEO is eligible for an annual cash incentive award, with a target amount set as a percentage of their base salary and the actual amount based upon the achievement of performance goals established by the compensation committee from time to time. The employment letters provide that each NEO is eligible to participate in the employee benefit plans, programs and policies maintained by us from time to time. Mr. Parker's employment letter also provided for reimbursement of commuting expenses. For fiscal year 2018, we provided Mr. Parker with reimbursement of commuting expenses, with related tax gross-ups. In fiscal year 2019, we shifted this benefit for Mr. Parker to solely a commuting allowance, and we ceased providing any tax gross-up payments for this benefit.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information with respect to outstanding equity awards for each of our named executive officers as of August 31, 2019.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Joseph E. Scalzo	11/8/2018							59,027	1,748,970
	11/8/2018	—	105,418	19.89	11/08/2028
	7/14/2017	800,000	400,000	12.00	7/14/2027
Todd E. Cunfer	11/8/2018							16,511	489,221
	11/8/2018	—	29,487	19.89	11/8/2028
	8/28/2017	13,124	6,563	12.00	8/28/2027
	7/14/2017	88,098	44,049	12.00	7/14/2027
C. Scott Parker	11/8/2018							18,826	557,814
	11/8/2018	—	33,623	19.89	11/8/2028
	7/14/2017	159,295	79,648	12.00	7/14/2027
Timothy R. Kraft	11/8/2018							15,066	446,406
	11/8/2018	—	26,907	19.89	11/8/2028
	11/8/2018					18,949	561,459
	7/16/2018	33,284	66,570	16.75	7/16/2028
Hanno E. Holm	11/8/2018							9,464	280,418
	11/8/2018	—	16,902	19.89	11/8/2028
	7/14/2017	80,043	40,022	12.00	7/14/2028

(1)
The option awards vest in three equal annual installments beginning on the first anniversary of the grant date, provided that the NEO remains in continuous service with us as of each applicable vesting date.

(2)
The RSUs shown in this column vest in three equal annual installments beginning on the first anniversary of the grant date, provided that the NEO remains in continuous service with us as of each applicable vesting date.

(3)
These awards consist of PSUs that may vest in November 2021 if the designated performance metric is met. The PSUs have two primary vesting levels: threshold and target. If threshold performance is not met, the award will be forfeited. This column reports the number of PSUs that would vest if target performance is met. If threshold performance is met, 50% of the PSUs would vest. There is no interpolation between threshold and target, and there is no maximum or above target vesting level. See the "Compensation Discussion and Analysis" for information on the performance metric.

(4)
The values shown in this column were determined by multiplying the number of unvested or unearned shares at the target performance level by $29.63 (which was the closing price of our common stock on August 30, 2019, the last trading day of fiscal year 2019).

Option Exercises and Stock Vested Table

        None of our named executive officers exercised stock options or had vesting of stock awards during fiscal year 2019.

Pension Benefits

        The named executive officers do not participate in any pension plans and received no pension benefits during the fiscal year ended August 31, 2019, other than with respect to our defined contribution 401(k) plan.

Nonqualified Deferred Compensation

        The named executive officers do not participate in any nonqualified deferred compensation plans and received no nonqualified deferred compensation during the fiscal year ended August 31, 2019.

Potential Payments Upon Termination or Change in Control

        The employment arrangements with each of our named executive officers provide for the payment of severance benefits upon certain terminations of employment. We have agreed to pay severance benefits in the event we terminate an NEO's employment without "cause," an NEO resigns for "good reason," or an NEO's employment is terminated following designated "Change in Control" situations, (in each case, as defined in the applicable employment arrangement). For the CEO, we also provide severance benefits in the case of the CEO's termination of employment due to death or disability.

CEO Severance and Change in Control Benefits

        Severance Benefits.    In the event of a termination of Mr. Scalzo's employment by the Company without "Cause" (as defined in his employment agreement), by him for "Good Reason" (as defined in his employment agreement) or due to the Company's non-renewal of the term of his employment agreement (each, a "Qualifying Termination"), subject to his timely execution and non-revocation of a general release of claims and continued compliance with restrictive covenants, he is entitled to the following: (i) a pro-rated portion of his annual cash incentive award for the termination year (if any), based on the Company's actual performance for the entire year and his number of days of employment with the Company during such year, paid on the same date that annual cash incentive awards are paid to the Company's other executives (the "Pro-Rata Bonus")'; (ii) 24 months' continued base salary (at the rate then in effect), payable in substantially equal installments over the 24-month post-termination period; (iii) an amount equal to two times his target annual cash incentive award for the termination year, payable in substantially equal installments over the 24-month post-termination period; (iv) subject to his timely election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and continued payment of the employee portion of the COBRA premiums, up to 18 months' continued participation in the Company's group health plan for him and his eligible dependents, subject to earlier termination in the event he becomes ineligible for COBRA or obtains other employment that offers group health benefits; (v) pro-rata vesting of any outstanding incentive equity awards based on his duration of employment with the Company from commencement of the then current vesting tranche through the termination date ("Pro-Rata Equity Vesting"); and (vi) if such termination occurs after July 7, 2022 (a "Retirement Termination"), continued vesting of all of his outstanding incentive equity awards granted at least one year prior to the termination date, as if he had remained employed with the Company and with any performance-based incentive equity awards vesting only to the extent that the underlying performance metrics are achieved, with his stock options to remain outstanding until their expiration date (collectively, the "Retirement Equity Treatment"). If Mr. Scalzo violates any of the material restrictive covenants in his employment agreement (with a violation of the non-competition covenant deemed material) within two years of his Retirement Termination, then any (x) unvested equity awards and (y) incentive equity awards that vested following the Retirement Termination will be forfeited without payment of any consideration, and to the extent necessary to effectuate the foregoing, Mr. Scalzo will be obligated to repay to the Company any gain received in respect of such equity awards (collectively, the "Retirement Equity Forfeiture Provisions").

        Upon his resignation without Good Reason after July 7, 2022, subject to his timely execution and non-revocation of a general release of claims, Mr. Scalzo is entitled to the Retirement Equity Treatment, subject to the Retirement Equity Forfeiture Provisions.

        Upon a termination of his employment due to death or Disability, Mr. Scalzo is entitled to the Pro-Rata Annual Incentive (which, in the event of a termination due to death, will be calculated based on his target annual cash incentive award and paid within 30 days of death).

        Change in Control Benefits.    In the event of a Qualifying Termination within the one-year period immediately following a change in control (as defined in the 2017 Plan), in addition to the severance benefits described above, Mr. Scalzo is entitled to accelerated vesting of all of his incentive equity awards outstanding as of the change in control, subject to his timely execution and non-revocation of a general release of claims.

        Potential Payments Upon Termination or Change in Control.    The following table sets forth an estimate of the payments that would have been made to Mr. Scalzo assuming his employment terminated on August 31, 2019, given his compensation effective on that date and based on the closing market price of our common stock on August 30, 2019, the last trading day of fiscal year 2019. In the event of terminations for other reasons, including voluntary separation, Mr. Scalzo would not receive any termination payments. See "—Severance Benefits" and "—Change in Control Benefits" above for additional descriptions of the potential payments upon termination or change in control.

Description	Involuntary Separation without Cause(1) ($)	Involuntary Separation with Cause ($)	Change in Control with Termination ($)	Termination upon Disability ($)	Death ($)	Change in Control without Termination(2) ($)
Joseph E. Scalzo
Severance(3)	2,945,800		2,945,800
Pro-rated Annual Incentive(4)	1,472,900	1,472,900	1,472,900	1,472,900	736,450
Acceleration of Equity(5)	1,674,735		9,827,741			9,827,741
Welfare Benefits	32,265		32,265	32,265

Total	6,125,700	1,472,900	14,278,706	1,505,165	736,450	9,827,741

(1)
Involuntary Separation includes termination without Cause and termination for Good Reason.

(2)
In October 2019, Mr. Scalzo's employment agreement was amended so that he is no longer entitled to acceleration of equity awards in the event of a Change in Control without Termination.

(3)
Mr. Scalzo receives severance equal to 2x his base salary plus 2x his target annual incentive in the event of an involuntary separation without Cause or Change in Control with termination. Mr. Scalzo is not entitled to severance in the event of involuntary separation with Cause, death, or termination upon Disability.

(4)
Mr. Scalzo is entitled to a pro-rated Annual Incentive payment (calculated upon the actual performance for the year of termination) in the event of involuntary separation without Cause, involuntary separation with Cause, Change in Control with Termination, and termination upon Disability. For fiscal year 2019, this amount would have been 200% of target. In the event of Mr. Scalzo's death, the Annual Incentive payment would be made at target.

(5)
Mr. Scalzo is entitled to a pro-rated acceleration of equity awards in the event of Involuntary Separation, and full acceleration of equity awards in the event of a Change in Control with Termination. As of August 31, 2019, Mr. Scalzo would have been entitled to full acceleration of equity awards in the event of a Change in Control without termination, but his employment agreement was modified in October 2019 to remove this provision.

(6)
Mr. Scalzo is entitled to 18 months of continued COBRA/welfare benefits in the event of involuntary separation without Cause, involuntary separation with Cause, Change in Control with Termination, and termination upon Disability.

Executive Severance Plan

        Severance Benefits.    Messrs. Cunfer, Parker, Kraft and Holm (the "participating NEOs") are participants in The Simply Good Foods Company Executive Severance Compensation Plan (the "Severance Plan"). Under the Severance Plan and applicable participant agreement, the participating NEOs are entitled to receive a severance amount equal to 1.5 times the sum of (a) the participating NEO's annual base salary, (b) the participating NEO's annual target annual cash incentive award amount, and (c) the cost of one-year of COBRA coverage for the participating NEO, if his employment with the Company is terminated without "Cause" (as defined in the Severance Plan) or the participating NEO resigns from the Company for "Good Reason" (as defined in the Severance Plan) (each a "Qualifying Termination"). Any severance amount that any such participating NEO will be entitled to receive under the Plan would payable in 18 equal monthly installments.

        Change in Control Benefits.    If any Participating NEO becomes subject to a Qualifying Termination within 12 months of a "Protected Change in Control" (as defined in the Severance Plan), then the participating NEO's unvested equity awards will be subject to immediate vesting, with awards subject to performance-based metrics vesting based on the greater of (x) the target performance, prorated to reflect the duration of the performance period through the Protected Change in Control, or (y) the actual performance achieved through the date of the Protected Change in Control.

        Each participating NEO's right to severance or immediate vesting under the Severance Plan is subject to his execution and non-revocation of a general release of claims against the Company and his compliance with certain obligations set forth in the Severance Plan participation agreement, including confidentiality, non-competition, non-solicitation, non-disparagement and cooperation obligations.

        Potential Payments Upon Termination or Change in Control.    The following table sets forth an estimate of the payments that would have been made under the terms of the Severance Plan to the named executive officers, other than Mr. Scalzo, assuming their employments terminated on August 31, 2019, given their compensation effective on that date and based on the closing market price of our common stock on August 30, 2019, the last trading day of fiscal year 2019. In the event of terminations for other reasons (including voluntary separation, death, disability or termination for cause), the named executive officers listed in the table below would not receive any termination payments. The NEOs listed in the table below are not entitled to any payments in the event of a Change in Control without termination.

Description	Involuntary Separation without Cause(1) ($)	Change in Control with Termination(1) ($)
Todd E. Cunfer
Severance	960,000	960,000
Acceleration of Equity Awards		1,672,220
Welfare Benefits	32,265	32,265
Total	992,265	2,664,485
C. Scott Parker
Severance	1,057,019	1,057,019
Acceleration of Equity Awards		1,701,836
Welfare Benefits	31,065	31,065
Total	1,088,084	2,789,920
Timothy R. Kraft
Severance	902,280	902,280
Acceleration of Equity Awards	—	2,127,360
Welfare Benefits	31,065	31,065
Total	933,345	3,060,705
Hanno E. Holm
Severance	759,074	759,074
Acceleration of Equity Awards		1,150,632
Welfare Benefits	31,065	31,065
Total	790,139	1,940,771

(1)
See "—CEO Severance and Change in Control Benefits" and "—Executive Severance Plan" for further details of the payments and benefits included in the table above as well as material conditions and obligations applicable to the receipt of such payments.

Equity Compensation Plan Information

        The following table sets forth certain information, as of August 31, 2019, concerning shares of our common stock authorized for issuance under our equity compensation plans, which consists only of our 2017 Plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3) (c)
Equity compensation plans approved by stockholders	3,033,524	$13.35	5,797,402
Equity compensation plans not approved by stockholders	—	—	—

Total equity compensation plans	3,033,524	$13.35	5,797,402

(1)
Includes 2,748,735 stock options, 92,400 RSUs and 192,389 PSUs at target outstanding under our 2017 Plan.

(2)
This column does not reflect awards of RSUs that do not require the payment of any consideration by the recipients.

(3)
Awards issuable under our 2017 Plan include common stock, stock options, restricted stock, RSUs, stock appreciation rights, performance awards and other incentive awards.

OWNERSHIP OF SIMPLY GOOD FOODS COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

        The following table sets forth information known to us regarding the beneficial ownership of our common stock as of November 25, 2019 by:

  •
  each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

  •
  each of our current directors and director nominees;

  •
  each of our named executive officers set forth in the Summary Compensation Table above; and

  •
  all executive officers and directors of the Company as a group.

        Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of November 25, 2019. The beneficial ownership of shares of our common stock is based on 95,416,772 shares outstanding as of November 25, 2019.

        Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by the individuals below:

Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
5% Stockholders:
Conyers Park Sponsor LLC(2)	16,112,500	16.7%
T. Rowe Price Associates, Inc.(3)	8,025,609	8.3%
FMR LLC(4)	7,254,306	7.5%
Directors and Named Executive Officers:
James M. Kilts(2)	734,206	*
David J. West(2)	12,533	*
Clayton C. Daley Jr.	56,303	*
Nomi P. Ghez	86,064	*
Michelle P. Goolsby	—	*
James E. Healey	47,167	*
Arvin H. Kash	27,533	*
Robert G. Montgomery	42,533	*
Brian K. Ratzan(2)	53,243	*
David W. Ritterbush	—	*
Joseph E. Scalzo(5)	1,220,112	1.3%
James D. White	—	*
Todd Cunfer(6)	121,051	*
C. Scott Parker(7)	262,106	*
Timothy R. Kraft(8)	46,739	*
Hanno E. Holm(9)	85,677	*
All directors and executive officers as a group (18 persons)(10)	2,873,381	3.0%

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o The Simply Good Foods Company, 1225 17th Street, Suite 1000, Denver, CO 80202.

(2)
Based solely on a Schedule 13G filed with the SEC on February 2, 2018 and a Form 4 dated November 14, 2019. The address of Conyers Park Sponsor is 1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831. Shares beneficially owned included 6,700,000 shares of common stock underlying outstanding warrants that are currently exercisable.

Conyers Park Sponsor is party to the Investor Rights Agreement, which provides for certain nomination rights. See "Certain Relationships and Related Party Transactions—The Investor Rights Agreement." There are five managers of Conyers Park Sponsor's board of managers, including Messrs. Kilts, West and Ratzan. Each manager has one vote, and the approval of three of the five members of the board of managers is required to approve an action of Conyers Park Sponsor. Under the "rule of three," if voting and dispositive decisions regarding an entity's securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity's securities. Based upon the foregoing analysis, no individual manager of Conyers Park Sponsor exercises voting or dispositive control over any of the securities held by Conyers Park Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(3)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2019. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(4)
Based solely on a Schedule 13G/A filed with the SEC on February 13, 2019. The shares are beneficially owned by FMR LLC and its subsidiaries and affiliates, including FIAM LLC, Fidelity Management & Research Company and FMR Co., Inc. The address of FMR LLC and each of the other entities listed above is 245 Summer Street, Boston, MA 02210.

(5)
Includes 835,139 shares issuable upon the exercise of options that are currently exercisable.

(6)
Includes 111,051 shares issuable upon the exercise of options that are currently exercisable.

(7)
Includes 170,502 shares issuable upon the exercise of options that are currently exercisable.

(8)
Includes 42,253 shares issuable upon the exercise of options that are currently exercisable.

(9)
Includes 85,677 shares issuable upon the exercise of options that are currently exercisable.

(10)
Includes 1,286,689 shares issuable upon the exercise of options that are currently exercisable.

DELINQUENT SECTION 16(A) REPORTS

        During the fiscal year ended August 31, 2019, Mr. Daley, a member of our Board, filed a late Form 4 to report the acquisition of 3,333 shares of our common stock upon his cashless exercise of previously held warrants to purchase shares of our common stock and the withholding by us of 2,063 of those 3,333 shares of our common stock to cover the exercise price of the warrants in the cashless exercise.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        See "Corporate Governance—Review of Related Person Translations" above for information regarding our review and approval process of related person transactions. Except as noted below, the transactions disclosed below were reviewed and approved in accordance with our Related Party Transactions Policy.

Merger Agreement

        On April 10, 2017, Conyers Park entered into an Agreement and Plan of Merger (the "Merger Agreement") to effect the Business Combination. Pursuant to the Merger Agreement, we paid an aggregate amount of $730,125,000 at the consummation of the Business Combination with respect to the shares of common stock, par value $0.01 per share, of Atkins (the "Atkins Common Stock") (which does not include any shares issuable pursuant to Exercised Option Shares (as defined in the Merger Agreement)), and the Exercised Option Shares, subject to customary purchase price adjustments (the "Merger Consideration"). The Merger Consideration consisted of, and was allocated between, 10,250,000 shares of our common stock (at a reference price of $10.00 per share) and an amount of cash equal to the Merger Consideration minus $102,500,000. The shares of Class A common stock of Conyers Park issued and outstanding at July 7, 2017 (the "Closing") were canceled and converted automatically into the right to receive one share of our common stock, subject to certain exceptions. Each warrant to purchase shares of Conyers Park common stock issued and outstanding at the Closing were converted into a warrant to purchase our common stock.

        Each issued and outstanding share of Atkins Common Stock, excluding certain shares of to be canceled pursuant to the Merger Agreement, Exercised Option Shares and any Company Dissenting Shares (as defined in the Merger Agreement), was canceled and converted automatically into the right to receive the following: (i) an amount in cash equal to the Cash Amount (as defined in the Merger Agreement) rounded up to the nearest whole cent; (ii) a number of shares of our common stock equal to the Stock Amount (as defined in the Merger Agreement); and (iii) a contingent right to a portion of the Escrow Amount (as defined in the Merger Agreement), Administrative Expense Amount (as defined in the Merger Agreement), any additional consideration received pursuant to the purchase price adjustment in Section 2.12 of the Merger Agreement, any Bonus Repayment Amount (as defined in the Merger Agreement) and any amounts payable pursuant to the Income Tax Receivable Agreement, dated July 7, 2017, by and among us, Atkins Holdings, LLC, solely in its capacity as the stockholders' representative pursuant to the Merger Agreement, Roark Capital Acquisition, LLC (which was terminated on November 14, 2018), in each case, payable, without interest, to the applicable Company Stockholder (as defined in the Merger Agreement) in accordance with the Merger Agreement.

        Prior to the Closing, holders of options to purchase shares of Atkins Common Stock had the opportunity to exercise their vested options. Such exercised vested options were cancelled and terminated at the Closing and the holders of such options were entitled to the Exercised Option Shares Consideration (as defined in the Merger Agreement). All options that were either unvested or unexercised were cancelled at the Closing.

        Any outstanding warrants to purchase shares of Atkins Common Stock were sold to Atkins pursuant to the terms of the Warrant Agreement (as defined in the Merger Agreement) and cancelled at the Closing and the holder of the warrant was entitled to receive the consideration set forth in the Warrant Agreement (as defined in the Merger Agreement).

The Investor Rights Agreement

        On July 7, 2017, in connection with the consummation of the Business Combination, we and Conyers Park Sponsor entered into an Investor Rights Agreement (the "Investor Rights Agreement").

The Investor Rights Agreement provides for, among other things, subject to the terms thereof, customary registration rights, including demand and piggy-back rights subject to cut-back provisions. We filed a shelf registration statement on Form S-1 to register Conyers Park Sponsor's shares that was declared effective on December 12, 2017, which was replaced by the shelf registration statement on Form S-3 that was declared effective by the SEC on December 19, 2018. Pursuant to the Investor Rights Agreement, Conyers Park Sponsor agreed not to sell, transfer, pledge or otherwise dispose of the shares of our common stock it received in connection with the Business Combination for 180 days from the Closing, subject to certain exceptions.

        In addition, pursuant to the Investor Rights Agreement, for so long as Conyers Park Sponsor holds at least 50% of its shares of common stock it held at the Closing, it will have the right to nominate three directors to serve on the Board, and for so long as Conyers Park Sponsor holds at least 25% of its shares of common stock it holds at Closing, it will have the right to nominate one director to serve on the Board.

Indemnity Agreements

        We entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Employment of Andrew Scalzo

        Andrew Scalzo, the son of Joseph E. Scalzo, our President and Chief Executive Officer, is employed by us as a Business Development Manager. The Audit Committee and the independent members of the Board ratified and approved the employment of Andrew Scalzo. Andrew Scalzo's fiscal year 2019 compensation was not in excess of $120,000.

MISCELLANEOUS

Stockholder Proposals for the 2021 Annual Meeting of Stockholders

        Any proposal of a stockholder intended to be included in our proxy statement for the 2021 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by us no later than [    •    ], 2020, unless the date of our 2021 Annual Meeting of Stockholders is more than 30 days before or after January 22, 2021, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be directed to our Corporate Secretary, The Simply Good Foods Company, 1225 17th Street, Suite 1000, Denver, Colorado 80202.

        A stockholder nomination of a person for election to our Board or a proposal for consideration at our 2021 Annual Meeting of Stockholders not intended to be included in our proxy statement pursuant to SEC Rule 14a-8 must be submitted in accordance with the advance notice procedures and other requirements set forth in our Bylaws. Pursuant to our Bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than the 120th day prior and no later than the 90th day prior to the first anniversary of the date of the preceding year's annual meeting. For our 2021 Annual Meeting of Stockholders, this notice must be received no earlier than September 24, 2020, and no later than October 24, 2020. We will include your proposal in our proxy statement for the 2021 Annual Meeting of Stockholders if it is a proposal that we are required to include in our proxy statement pursuant to the rules of the SEC. You must send your proposal to our principal executive offices to our Corporate Secretary, The Simply Good Foods Company, 1225 17th Street, Suite 1000, Denver, Colorado 80202.

Expenses of Soliciting Proxies

        Certain of our officers and employees may solicit proxies by mail, telephone, fax, e-mail or in person and will not receive any additional compensation for such efforts. We will pay all other costs associated with this proxy statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock. We also have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies for an estimated fee of $12,500, plus reimbursement of reasonable expenses.

Householding

        Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock are only being sent one set of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials was delivered. If you wish to opt out of householding and receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, you may do so at any time prior to thirty (30) days before the mailing of the proxy materials (which typically will be in December of each year) by notifying us in writing at: The Simply Good Foods Company, Attn: Corporate Secretary, 1225 17th Street, Suite 1000, Denver, Colorado 80202 or by telephone at 303-633-2840.

Other Matters

        We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

By Order of the Board of Directors,

James M. Kilts Chairman of the Board of Directors
December [•], 2019

Appendix A

DECLASSIFICATION PROPOSAL AMENDMENT LANGUAGE

ARTICLE SIX

        Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation (as amended and restated, the "Bylaws"), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation except for such powers, acts and things that are by the DGCL, the Certificate of Incorporation, or the Bylaws required to be exercised or done by the stockholders.

        Section 2. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively by resolution of the Board.

        ~~Section 3. Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, hereby designated Class I, Class II and Class III.~~

        Section ~~4~~3. Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of such directors. ~~The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders after the filing~~ Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation ~~with the Secretary of State of the State of Delaware on July 7, 2017 (the "Effective Time"), the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the Effective Time and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the Effective Time. At~~, at each annual meeting of stockholders ~~after the Effective Time, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective~~ commencing with the 2021 annual meeting of stockholders, directors of the corporation other than those in the 2022 Class and 2023 Class (each as defined below) shall be elected for a term of one year, expiring at the next succeeding annual meeting of stockholders. Each director of the corporation who was elected at the 2019 annual meeting of stockholders for a three-year term expiring in 2022 (the "2022 Class"), and each director of the corporation who was elected at the 2020 annual meeting of stockholders for a three-year term expiring in 2023 (the "2023 Class"), including any person appointed to fill any vacancy occurring with respect to any director in the 2022 Class or the 2023 Class (each of whom shall be deemed to be a member of the class of directors in which the vacancy occurred), shall continue to hold office until the end of the term for which such director was elected or appointed, as applicable. Commencing with the 2022 annual meeting of stockholders, all directors of the corporation other than those in the 2023 Class will be elected for a term of one year, and (b) commencing with the 2023 annual meeting of stockholders, all directors of the corporation will be elected for a term of one-year. In all cases, each director shall serve until such director's successor~~s shall have~~has been duly elected and qualified~~. Each director shall hold office until the annual meeting of stockholders for the year in which~~ or until such director's ~~term expires and a successor is duly elected and qualified or until his or her~~ earlier death, resignation, or removal. ~~Nothing in~~ Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation ~~shall preclude a~~, except as otherwise provided by law, each director ~~from~~ serving ~~consecutive terms. Elections~~in a class of directors ~~need not be by written ballot unless the Bylaws shall so provide.~~for a term expiring at the third annual meeting of stockholders following the election of such class may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, and all other directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors. Any director may resign at any time upon written notice to the Corporation.

        Section ~~5~~4. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and except as otherwise set forth in the Nomination Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

        ~~Section 6. Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may be removed only for cause and only upon the affirmative vote of stockholders representing at least seventy-five percent (75%) of the voting power of the then outstanding shares of Voting Stock, at a meeting of the Corporation's stockholders called for that purpose. Any director may resign at any time upon written notice to the Corporation.~~

        Section ~~7~~5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock.

        Section ~~8~~6. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

A-2

Appendix B

SUPERMAJORITY VOTING REMOVAL PROPOSAL AMENDMENT LANGUAGE

ARTICLE ELEVEN

        Section 1.    Amendments to the Bylaws.    Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least ~~sixty-six and two-thirds~~fifty percent (~~66 2/3~~50%) of the voting power of the then outstanding Voting Stock, voting together as a single class.

        Section 2.    Amendments to this Certificate of Incorporation.    Subject to the rights of holders of any series of Preferred Stock then outstanding, notwithstanding any other provision of this Certificate of Incorporation or the Bylaws, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, ~~no provision of ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, ARTICLE TEN, ARTICLE ELEVEN or ARTICLE TWELVE of~~ this Certificate of Incorporation may not be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least ~~sixty-six and two-thirds~~fifty percent (~~66 2/3~~50%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation's stockholders called for that purpose.

Annex I

Reconciliation of Adjusted EBITDA and Net Debt to Adjusted EBITDA

        Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation and amortization) is calculated as net income before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction and IPO readiness costs, restructuring costs, management fees, frozen media licensing fees, non-core legal costs, transactional exchange impact, change in fair value of contingent consideration—TRA liability, business transaction costs and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.

        The following unaudited tables below provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the fifty-three weeks ended August 31, 2019 and fifty-two weeks ended August 25, 2018

Adjusted EBITDA Reconciliation: (In thousands)	53-Weeks Ended August 31, 2019	52-Weeks Ended August 25, 2018
Net income	$47,536	$70,455
Interest expense	13,627	12,551
Interest income	(3,826)	(301)
Income tax (benefit) expense	16,750	(17,364)
Depreciation and amortization	7,644	7,672

EBITDA	81,731	73,013
Business transaction costs	7,107	2,259
Stock-based compensation and warrant expense	5,501	4,029
Restructuring	22	631
Frozen licensing media	—	250
Gain on settlement of TRA	(1,534)
Non-core legal costs	4,851	1,314
Loss (gain) in fair value change of contingent consideration—TRA liability	533	(2,848)
Other(1)	508	(46)

Adjusted EBITDA	$98,719	$78,602

(1)
Other items consist principally of exchange impact of foreign currency transactions and other expenses.

        As of August 31, 2019, The Simply Good Foods Company had cash and cash equivalents of $266.3 million, and $196.5 million in outstanding principal under its term loan, resulting in a trailing twelve month Net Debt to Adjusted EBITDA ratio of (0.7)x.

  •
  Fiscal Year End 2019 Net Debt: $266.3 million – $196.5 million = $69.8 million

  •
  Fiscal Year 2019 Adjusted EBITDA (see above reconciliation): $98.719 million

  •
  Ratio Calculation: $96.8 million ÷ $69.8 million = 0.70x

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 01/21/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. THE SIMPLY GOOD FOODS COMPANY 1225 17TH ST, SUITE 1000 DENVER, CO 80202 ATTN: Corporate Secretary VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 01/21/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of the four Class III director nominees Nominees 01 James M. Kilts 02 David J. West 03 Michelle P. Goolsby 04 Brian K. Ratzan The Board of Directors recommends you vote FOR proposals 2 and 3. 2To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020 The Board of Directors recommends you vote 1 YEAR on the following proposal: 4To consider and vote upon the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers For 0 Against 0 Abstain 0 1 year 0 2 years 0 3 years 0 Abstain 0 0 0 0 3To consider and vote upon the advisory vote to approve the compensation of our named executive officers The Board of Directors recommends you vote FOR proposals 5 and 6. 5To approve an amendment of our Amended and Restated Certificate of Incorporation (the Certificate) to declassify the Board of Directors For 0 Against 0 Abstain 0 0 0 0 6To approve an amendment of the Certificate to eliminate the supermajority voting requirements NOTE: To transact such other business as may properly come before the Annual Meeting. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000432679_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com THE SIMPLY GOOD FOODS COMPANY Annual Meeting of Stockholders January 22, 2020, 9:00 AM EST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Todd E. Cunfer and Timothy R. Kraft, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE SIMPLY GOOD FOODS COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Eastern on January 22, 2020, at The Ritz-Carlton Golf Resort, 2600 Tiburon Drive, Naples, FL 34109, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000432679_2 R1.0.1.18